   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1997



                                                    REGISTRATION NO. 333-34981


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               Amendment No. 1 to

                                   FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         RIBOZYME PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)



           DELAWARE                          2834                    34-1697351
(State or other jurisdiction of  (Primary Standard Industrial    (I.R.S.  Employer
incorporation or organization)   Classification Code Number)   Identification Number)

                             2950 WILDERNESS PLACE
                            BOULDER, COLORADO 80301
                                 (303) 449-6500
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         RALPH E. CHRISTOFFERSEN, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         RIBOZYME PHARMACEUTICALS, INC.
                             2950 WILDERNESS PLACE
                            BOULDER, COLORADO 80301
                                 (303) 449-6500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

      HERBERT H. DAVIS III, ESQ.                  STANTON D. WONG, ESQ.
         ROTHGERBER, APPEL,                         PILLSBURY MADISON
        POWERS & JOHNSON LLP                           & SUTRO LLP
           1200 17TH STREET                           P.O. BOX 7880
        DENVER, COLORADO 80202            SAN FRANCISCO, CALIFORNIA 94120-7880
            (303) 623-9000                           (415) 983-1000

        Approximate date of commencement of proposed sale to the public:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] ___

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 1997

                                1,400,000 SHARES

                                   [RPI LOGO]

                                  COMMON STOCK


     All of the 1,400,000 shares of Common Stock offered hereby are being sold on a "best efforts" basis by Ribozyme Pharmaceuticals, Inc. ("RPI" or the "Company"). The Common Stock of the Company is listed on the Nasdaq National Market under the symbol "RZYM." On September 11, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $8.88. See "Price Range of Common Stock."


     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.

=============================================================================================================
                                           Price to                Placement               Proceeds to
                                            Public                  Fees(1)                 Company(2)
-------------------------------------------------------------------------------------------------------------
Per Share.........................         $                        $                        $

Total Maximum(3)..................    $                        $                        $
=============================================================================================================

(1) The shares are being offered by the Company principally to selected institutional investors. Montgomery Securities (the "Placement Agent") has been retained to act, on a best efforts basis, as exclusive agent for the Company in connection with the arrangement of this transaction. The Company has agreed, among other things, (i) to pay the Placement Agent a fee in connection with the arrangement of this financing (which fee will be reduced by one-half with respect to the sale of shares to certain investors identified by the Company) and (ii) to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

(2) Before deducting expenses payable by the Company estimated at $350,000.

(3) There can be no assurance that any of the shares of Common Stock offered hereby will be sold. Since the offering is made on a best efforts basis, there is no firm commitment by the Placement Agent to purchase or sell any of the shares of Common Stock. There is no minimum number of shares of Common Stock required to be sold by the Company, and no arrangements have been made to escrow any proceeds of the offering. Therefore, the Company may sell less than all of the shares of Common Stock offered hereby, which may significantly reduce the amount of proceeds received by the Company.

     The shares of Common Stock offered hereby are being issued and sold directly by the Company. It is expected that delivery of the certificates representing the shares of Common Stock sold hereby will be made against payment therefor at the office of Montgomery Securities.

                             ---------------------

                             MONTGOMERY SECURITIES

                                           , 1997

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and 7 World Trade Center, Suite 1300, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street., N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: general economic and business conditions; competition; technological advances; ability to obtain rights to technology; ability to obtain and enforce patents; ability to commercialize and manufacture products; ability to obtain collaborators for its target validation programs; ability to manufacture ribozymes in adequate amounts for its collaborations; results of clinical studies; results of research and development activities; business abilities and judgment of personnel; availability of qualified personnel; changes in, or failure to comply with, governmental regulations; ability to obtain adequate financing in the future; and other factors referenced in this Prospectus. The shares of Common Stock offered hereby involve a high degree of risk. See "Risk Factors."

                                  THE COMPANY

         Ribozyme Pharmaceuticals, Inc. ("RPI" or the "Company") was founded to capitalize on the broad potential of ribozymes for use in the development of human therapeutics and therapeutic target validation services. The Company's technology is based on Professor Thomas R. Cech's discovery of "ribozymes," for which he shared a Nobel Prize in 1989. Ribozymes are a form of ribonucleic acid ("RNA") that have the ability to selectively inhibit protein production. Because many disease states are the result of abnormal protein production, ribozymes are potentially applicable to a wide range of human diseases. RPI believes that its ribozyme technology may provide a new paradigm for drug design and disease treatment and may be a significant tool for the identification of gene function and target validation. The Company has entered into a collaboration with Chiron Corporation ("Chiron") to develop ribozyme products for specific therapeutic targets in human health, a second collaboration with Chiron in the target validation area, and a collaboration with Schering AG, Germany ("Schering") to validate new therapeutic targets from gene sequence data using the Company's functional genomics technology. The Company has also licensed its technology to DowElanco for certain agricultural applications and IntelliGene, Ltd. ("IntelliGene") for certain diagnostic applications.

         The Company believes that its proprietary ribozyme technology platform has the potential to address many of the issues associated with traditional pharmaceuticals and drug discovery. Ribozymes perform functions that are different from those performed by ordinary RNA in that, after binding selectively to their specific messenger RNA ("mRNA") target, ribozymes act catalytically to cut, or cleave, the target mRNA molecule whereupon the mRNA is destroyed. Once the mRNA target is destroyed, the particular protein for which the mRNA molecule carries information will not be produced, indicating that ribozymes may be broadly applicable in the control of protein production or gene expression. In general, the vast majority of diseases involve either inappropriate expression of proteins or RNA viruses. In addition, ribozymes can be designed to select for a single specific target genetic sequence. The Company believes this highly selective mechanism of action has the potential to minimize the side effects of its therapeutic products. Also, because ribozymes are not consumed in the act of cleaving the target mRNA, a single ribozyme may cleave multiple targets, thus potentially leading to lower ribozyme dosing requirements.

         RPI's business strategy is to utilize its ribozyme technology to develop a new and novel class of human therapeutic products and a service business for therapeutic target validation. Additionally, RPI will continue to seek partners to license the technology in areas such as agriculture, animal health and diagnostics. The Company plans to develop therapeutic products through both internal programs and collaborations. In addition to using ribozymes to develop therapeutic products, RPI believes that its ribozyme technology may be used as a drug discovery technology to characterize the function of potential target genes. Since ribozymes can be designed to select for a single target genetic sequence, ribozymes may be used to identify the function of that sequence. As a result, links between gene dysfunction and disease can be validated. The Company has entered into collaborations with Chiron and Schering to use the Company's ribozyme technology to determine the function of selected genes and gene sequences, and plans to enter into additional partnerships in this area in the future.

         The Company is working with Chiron on the development of a number of products targeted at viral diseases, cancer, restenosis and ocular diseases. In April 1996, RPI was granted National Institute of Health ("NIH") Recombinant DNA Advisory Committee exemption for its proposed clinical trial of a retroviral vector containing two ribozymes to treat blood progenitor cells from HIV-infected individuals. In January 1997, RPI and collaborators received approval of their Investigational New Drug Application with the U.S. Food and Drug Administration, and a Phase I/IIa clinical trial was initiated in March 1997. The physician-sponsored study seeks first to demonstrate the safety of reinfusion of the ribozyme containing cells and second to measure the ability of ribozyme-expressing cells to engraft and survive after reinfusion into HIV-infected patients. This study is part of a collaboration between RPI, Chiron, the City of Hope, and Childrens Hospital in Los Angeles. See "Business--Product Development Programs" and "--Collaborative Relationships and License Agreements."


         RPI believes that its patents and proprietary technology provide a significant competitive advantage in the field of ribozymes. At the core of RPI's technology are inventions and patents of Dr. Cech and various of his associates. RPI believes that licenses to these patents and those filed by RPI grant the Company the exclusive right to control the manufacture, use and sale of ribozymes and any products that incorporate ribozymes.

         Ribozyme Pharmaceuticals, Inc. was incorporated in Delaware in 1992. The Company's executive offices are located at 2950 Wilderness Place, Boulder, Colorado, 80301, and its telephone number is (303) 449-6500.


                                RISK FACTORS

  The Common Stock offered hereby involves a high degree of risk.  See "Risk
                                   Factors."

                                                           THE OFFERING
Common Stock to be offered......................................................     1,400,000 shares
Common Stock to be outstanding
  after the offering............................................................     8,602,392 shares(1)
Use of proceeds  ...............................................................     For research and development, working capital
                                                                                     and  other general corporate purposes
Nasdaq National Market symbol...................................................     RZYM

----------------

(1)      Based upon shares outstanding as of August 22, 1997.  Does not include
         (i) 910,462 shares of Common Stock issuable upon exercise of stock options outstanding as of August 22, 1997, or (ii) 487,458 shares of Common Stock issuable upon exercise of warrants outstanding as of August 22, 1997. See "Capitalization," "Management--Stock Option Plan," "Certain Transactions" and "Description of Capital Stock--Warrants."

                             SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                  PERIOD FROM
                                  JANUARY 27,
                                      1992                                                            SIX MONTHS ENDED
                                  (INCEPTION)               YEAR ENDED DECEMBER 31,                       JUNE 30,
                                       TO      ---------------------------------------------       --------------------
                                      1992       1993       1994         1995        1996           1996         1997
                                      ----     -------     -------     -------     --------        ------       -------
STATEMENT OF OPERATIONS DATA:
 Total revenues...............     $    358    $   1,191   $ 1,587     $  1,675    $   1,709       $  1,111     $ 1,279
 Costs and expenses:
  Research and development....        3,091        6,990     9,212       12,204       14,189          7,666       6,154
  General and administrative..          591        1,047     1,291        1,397        1,943          1,152         822
  Interest expense............           28          187       334          554          845            449         437
                                   --------    ---------   -------     --------    ---------       --------     -------
       Total costs and                3,710        8,224    10,837       14,155       16,977          9,267       7,413
                                   --------    ---------   -------     --------    ---------       --------     -------
Net loss......................     $ (3,352)   $  (7,033)  $(9,250)    $(12,480)   $ (15,268)      $ (8,156)    $(6,134)
Net loss and pro forma net
 loss per share(1)............     $  (2.13)   $   (2.87)  $ (3.52)    $  (3.86)   $   (2.61)      $  (1.72)    $ (0.87)
Shares used in computing net
 loss and pro forma net loss
 per share(1).................        1,574        2,453     2,627        3,230        5,845          4,731       7,038


                                                                                                       JUNE 30, 1997
                                                                                                ----------------------------
                                                                                                 ACTUAL         AS ADJUSTED (2)
                                                                                                -------         ------------
BALANCE SHEET DATA:
  Cash, cash equivalents and securities available-for-sale................................     $ 13,269           $  24,769
  Working capital.........................................................................       11,678              23,178
  Total assets............................................................................       21,165              32,665
  Accumulated deficit.....................................................................      (53,518)            (53,518)
  Total stockholders' equity..............................................................       16,948              28,448


----------------

(1) See Note 1 of Notes to Financial Statements for information concerning the computation of net loss and pro forma net loss per share.



(2) Adjusted to reflect the sale of 1,400,000 shares of Common Stock by the Company offered hereby at an assumed public offering price at $8.88 per share and receipt of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider, in addition to the information set forth elsewhere in this Prospectus, the following risk factors in evaluating the Company and the Common Stock offered hereby.

         Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.


EARLY STAGE OF DEVELOPMENT

         RPI is at a very early stage of development and must be evaluated in light of the uncertainties and complications present in an early stage biotechnology company. Since the Company's inception in 1992, substantially all of the Company's resources have been dedicated to the research and development of potential products and services based on ribozyme technology. Therapeutic products, if any, resulting from the Company's research and development programs are not expected to be commercially available for a substantial number of years. No revenues have been generated from product sales to date. There can be no assurance that any therapeutic products will be successfully developed and proven to be safe and effective. The development of new products and services is highly uncertain and subject to a number of significant risks. There can be no assurance that any of the Company's product development efforts or those of its collaborators and licensees will be successfully completed, that regulatory approvals will be obtained or will be as broad as sought, that any of the Company's potential products will be capable of being produced in commercial quantities at reasonable cost or that any products or services, if introduced, will achieve market acceptance.


TECHNOLOGICAL UNCERTAINTY

         Drug discovery and development methods based upon ribozymes are relatively new, and there can be no assurance that these methods will lead to the discovery or development of commercial pharmaceutical products, that the Company will be able to employ these methods of drug development successfully, or that ribozyme products will be deliverable, safe or efficacious in humans. While the Company has demonstrated the utility of ribozyme technology in model systems in vitro and in animals, and has identified a number of ribozymes worthy of additional testing, none of these potential products nor, to the Company's knowledge, any other ribozyme-based compound has been shown to be efficacious in humans. A significant amount of additional research and development, requiring many years and substantial resources, will be required to determine the potential of the Company's ribozyme technology for therapeutic products. The Company's technology may, during the course of further research, prove to be ineffective in the treatment of human disease or in other areas. The Company must conduct significant additional research and development on determining safe and effective methods of delivering ribozymes into the human body for each indication for the Company's potential therapeutic products, and must overcome a number of other technological challenges, such as enhancing the delivery activity and stability of ribozymes and manufacturing ribozyme-based therapeutic products on a commercial scale. In particular, a significant amount of additional research and development is required to determine whether ribozymes can be delivered effectively in vivo, including research and development directed toward improving the delivery of ribozymes to specific tissues and improving cellular uptake. There can be no assurance that effective delivery of ribozyme-based products can be achieved. In addition, the Company's use of vector delivery of ribozymes will require that the Company overcome concerns relating to potential serious side effects associated with vector delivery, such as mutagenicity (permanent DNA alteration). Many of these technological and developmental challenges may be significantly greater than those typically associated with traditional drug development, and may never be overcome. The use of ribozymes in animal health, agricultural applications and therapeutic target validation is subject to similar developmental and technological uncertainties which may never be overcome. There can be no assurance that even if the Company's potential products are found to be safe and effective, or otherwise have utility, that the Company will be able to manufacture them on a large commercial scale or market them in an economical way. Further, it is possible that the proprietary rights of third parties will preclude the Company or its collaborators and licensees from marketing products or that third parties will market superior or equivalent products. As a result, there can be no assurance that the Company's research and development activities will result in any commercially viable products.


UNCERTAINTY OF PRODUCT DEVELOPMENT

         Before obtaining regulatory approval for the commercial sale of any of its potential products the Company must demonstrate, through pre-clinical studies and clinical trials or corresponding animal health or agricultural studies, that a potential product is safe and efficacious for use in each target indication. There can be no assurance that results generated by pre-clinical animal testing will be indicative of results of clinical testing in humans when, and if, those tests are conducted. There can be no assurance that potential products will be demonstrated to be safe and efficacious or will receive necessary regulatory approvals. The Company may also experience delays from its anticipated commencement dates for human clinical trials due to a variety of factors including pre-clinical study results, delays or difficulties in patient enrollment, delays in regulatory approvals and other factors. The Company's potential products may prove to have undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use. In addition, there can be no assurance that any of the Company's potential products will ultimately obtain United States Food and Drug Administration ("FDA"), other regulatory or foreign marketing approval for any indication, that an approved product will be capable of being produced in commercial quantities at reasonable cost or that any approved product will achieve market acceptance.


HISTORY OF OPERATING LOSSES

         RPI has experienced significant operating losses since its inception in 1992. As of June 30, 1997, the Company had an accumulated deficit of approximately $53.5 million. The Company expects to incur additional operating losses over the next several years and expects cumulative losses to increase substantially as the Company's research and development efforts and pre-clinical and clinical testing expand. The Company's revenues to date have been derived primarily from payments under collaborative arrangements. The Company's ability to achieve profitability is dependent on its ability, alone or with others, successfully to complete the development of products, conduct clinical trials, obtain the required regulatory approvals and manufacture and market products. There can be no assurance as to if or when the Company will achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS

         RPI's success will depend in part on its ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the United States and other countries. Patent matters in biotechnology are highly uncertain and involve complex legal and factual questions. Accordingly, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. As of June 30, 1997, RPI held exclusive rights to at least 25 issued United States patents and 7 issued foreign patents. In addition, as of June 30, 1997, RPI had on file approximately 100 United States and related foreign applications. There can be no assurance that the Company will develop products or processes that are patentable, that patents will issue from any of these applications or that claims allowed on issued patents will be sufficient to protect the Company's technology. There can be no assurance that the Company's issued patents or patent applications, if issued, are enabled, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company. Competitors have filed applications, have been issued patents and may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company or which could affect the Company's issued patents or efforts to obtain issued patents. Although the Company has filed patent applications covering, among other things, a number of improvements and modifications to ribozymes, the basic patents exclusively licensed to the Company that cover the use of an enzymatic RNA to cleave a single stranded RNA unless extended expire in 2008 in the United States and in 2007 in Europe. There can be no assurance that any product developed by the Company or its collaborators and licensees will be commercially available by the expiration date of such patents. Furthermore, changes in United States patent laws resulted from the General Agreement on Tariffs and Trade (the "GATT Agreement"). Most notably, the GATT Agreement resulted in United States law being amended to change the term of patent protection, for certain patent applications filed after June 7, 1995, from 17 years from patent issuance to 20 years from the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology applications is often more than three years, a 20-year patent term from the date of filing may result in a substantially shortened term of patent protection, which may adversely affect the Company's patent position.

         A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received issued patents relating to ribozymes. The commercial success of the Company will depend in part on RPI not infringing patents issued to competitors and not breaching the technology licenses upon which any potential products are based. It is uncertain whether the issuance of any third-party patents would require the Company to alter its products or processes, obtain licenses or cease certain activities. Some of these applications or patents may conflict with the Company's issued patents or pending applications. Further, RPI is aware that other companies have filed patent applications and have been granted patents in the United States and other countries claiming subject matter that may be useful to the Company for some of its potential products. Such conflict could result in a significant reduction of the coverage of the Company's issued or licensed patents. In addition, if patents exist or are issued to other companies which contain competitive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially favorable terms, if at all. If such licenses are not obtained, the Company might be prevented from pursuing the development of certain of its potential products. The Company's breach of an existing license or failure to obtain a license to any technology that it may require to commercialize its products may have a material adverse impact on the Company. Litigation, interference proceedings in the United States Patent and Trademark Office, oppositions in non-United States countries or reexaminations, which could result in substantial costs to and diversion of efforts by the Company, may also be necessary to enforce or defend any patents issued or licensed to the Company or to determine the scope and validity of third-party proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. The Company has filed opposition documents against two patents granted to a competitor in Europe. Opposition proceedings against certain European and Japanese patents of the Company have been initiated by its competitors. In addition, interference proceedings against certain of the Company's other patents and patent applications are anticipated in the U.S. There can be no assurance that the Company's issued or licensed patents would be held valid by a court of competent jurisdiction. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology.

         RPI relies on trade secrets to protect its technology in addition to patent protection, especially where patent protection is not believed to be appropriate or obtainable. RPI attempts to protect its proprietary technology and processes in part by confidentiality agreements and assignment of invention agreements with its employees and confidentiality agreements with its consultants, collaborators and licensees. There can be no assurance that these agreements will provide meaningful protection, that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. To the extent that the Company or its consultants, collaborators or licensees use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights in related or resulting know-how and inventions. See "Business--Patents and Proprietary Technology."


DEPENDENCE ON COLLABORATIVE RELATIONSHIPS

         The Company's strategy for the development, clinical testing, manufacturing and commercialization of its potential products includes collaborating with corporate partners, licensors, licensees and others and is dependent upon the performance of responsibilities by these outside parties. The Company is currently engaged in a number of corporate collaborations, including product development and target validation service agreements and technology licenses. Although the Company believes its collaborators and licensees and any future collaborators and licensees have or will have a motivation to perform their contractual responsibilities, the amount and timing of resources to be devoted to collaborative activities by the Company's collaborators and licensees are not within the control of the Company. There can be no assurance that any collaborative relationship will be extended or renewed, that the

Company's collaborators and licensees will perform their obligations as expected or that the Company will derive any additional revenue or other benefits from such arrangements. There can be no assurance that the Company's current or future collaborators and licensees will not pursue existing or alternative technologies in preference to those being developed in collaboration with the Company. In particular, the Company is aware that Chiron is conducting product development programs that may be competitive with certain of the RPI/Chiron collaborative programs. In addition, there can be no assurance that the Company's collaborators and licensees will pay any additional option or license fees to the Company or that they will develop and market any products under the agreements. The Company's collaboration with Chiron provides that the parties will share equally in the development costs and profits of any jointly developed product. The Company will be required to provide substantial funds to pay for its share of any such development costs, and to the extent the Company is unwilling or unable to fund its share and Chiron chooses to fund the entire development costs, the Company will forfeit its interest in such product except for the right manufacture and receive a predetermined royalty. There can be no assurance that Chiron will commit to fund product development costs if the Company declines to participate. Furthermore, there can be no assurance that the Company will be able to negotiate additional collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be successful. To the extent that the Company chooses not to or is unable to establish such arrangements, it would require substantially greater capital to undertake research, development and marketing of its proposed products at its own expense. In addition, the Company may encounter significant delays in introducing its proposed products into certain markets or find that the development, manufacture or sale of its proposed products in such markets is adversely affected by the absence of such collaborative agreements. See "Business--Product Development Programs," "--Collaborative Relationships and License Agreements," "--Manufacturing and Marketing Strategy" and "Certain Transactions."


INTENSE COMPETITION; RAPID TECHNOLOGICAL CHANGE

         RPI is engaged in a rapidly changing, highly competitive field. Other products and therapies that may compete directly with the products that the Company is seeking to develop and market currently exist or are being developed. Many other companies are actively seeking to develop products, including ribozymes and other products designed to modulate gene expression, such as antisense oligonucleotides, that have disease targets similar to those being pursued by the Company. Some of these competitive products are in clinical trials. There can be no assurance that the Company's competitors will not succeed in developing products based on ribozyme or other technologies, existing or new, that are more effective than any that are being developed by the Company or that would render the Company's ribozyme technologies obsolete and noncompetitive. Moreover, there currently are commercially available products for the treatment of certain disease targets being pursued by the Company.

         Competition from fully integrated pharmaceutical and biotechnology companies and more established biotechnology companies is intense and is expected to increase. Most of these companies have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical studies and clinical trials, obtaining regulatory approvals and marketing than the Company. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Many of these competitors have products that have been approved or are in development and operate large, well funded research and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for products and clinical development and marketing. These companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel. In addition to the above factors, RPI faces competition based on product efficacy, safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There can be no assurance that the Company's competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than the Company. See "Business--Competition."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

         Development of the Company's products will require a commitment of substantial additional funds to conduct the costly and time consuming research, pre-clinical and clinical testing necessary to bring its potential products to market and to establish manufacturing and marketing capabilities. The Company's future capital requirements will depend on many factors, including, among others, the progress of the Company's research, development and drug discovery efforts, the ability of the Company to establish collaborative arrangements for clinical testing, progress with pre-clinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, competing technological and market developments, changes in the Company's collaborative relationships, costs associated with the acquisition of technology, if any, evaluation of the commercial viability of the potential products, effective commercialization activities and arrangements, and the cost and availability of third-party financing for capital expenditures. Based on current projections, the Company estimates that its existing capital resources and the net proceeds from this offering, together with facility and equipment financing and expected revenues from its collaborations, will be sufficient to fund the Company's requirements until mid-1999 (assuming that the Company exercises its option to defer paying the costs of any Phase II or subsequent clinical trials conducted under its collaboration with Chiron until after such date). There can be no assurance that the underlying assumed levels of revenue and expense will prove to be accurate. Whether or not these assumptions prove to be accurate, the Company will need to raise substantial additional capital to fund its operations. The Company intends to seek such additional funding through collaborative arrangements, public or private equity or debt financing, capital lease transactions or other financing sources that may be available. However, there can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised through the sale of equity or convertible debt securities, substantial dilution to existing stockholders may result. In the event that additional funds are obtained through arrangements with collaborators and licensees, such arrangements may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Collaborative Relationships and License Agreements."


UNCERTAINTY OF GOVERNMENTAL REGULATION

         The FDA and comparable agencies in federal, state and local jurisdictions and in foreign countries impose substantial requirements upon the manufacturing and marketing of products such as those proposed to be developed by the Company or its collaborators and licensees. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. The time required for FDA and other regulatory approvals is uncertain and typically takes a number of years, depending on the type, complexity and novelty of the product. The Company or its collaborators and licensees may encounter significant delays or excessive costs in their efforts to secure necessary approvals or licenses. Because certain of the products that may result from the Company's research and development programs involve the application of new technologies and will be based on a new therapeutic approach, such products may be subject to substantial additional review by various governmental regulatory authorities and as a result, regulatory approvals may be obtained more slowly than for products using more conventional technologies. There can be no assurance that FDA and other regulatory approvals will be obtained in a timely manner, if at all. Any delay in obtaining, or the failure to obtain, such approvals would adversely affect the Company's ability to generate product or royalty revenues. Even if FDA and other regulatory approvals are obtained, the marketing and manufacturing of products are subject to continuing FDA and other regulatory review, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. Additional governmental regulations may be promulgated that could delay regulatory approval of the Company's or a corporate partner's potential products. The Company cannot predict the impact of adverse governmental regulation which might arise from future legislative or administrative action. See "Business--Government Regulation."

NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS

         The Company is highly dependent on its corporate officers and other principal members of its scientific and management staff, the loss of any of whose services might significantly delay or prevent the achievement of the Company's research, development or business objectives. In addition, the Company relies on consultants and advisors, including the members of its Scientific Advisory Board, to assist the Company in formulating its research and development strategy. Retaining and attracting qualified personnel, consultants and advisors is critical to the Company's success. In order to pursue its product development and marketing plans, the Company may be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation, manufacturing, and marketing. These requirements are also expected to demand the addition of management personnel and the development of additional expertise by existing management personnel. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms, if at all, and the failure to do so could have a material adverse effect on the Company, including its ability to conclude collaborations with additional collaborators and licensees. See "Management."


LACK OF MANUFACTURING EXPERIENCE; RELIANCE ON CONTRACT MANUFACTURERS

         The Company currently has manufacturing facilities to produce limited quantities of some of its compounds for research and development, pre-clinical and some clinical purposes. The potential pharmaceutical products under development by the Company and its collaborators and licensees have never been manufactured on a commercial scale and there can be no assurance that such products can be manufactured at a cost or in quantities necessary to make them commercially viable. If the Company or its collaborators or licensees is unable to manufacture or contract for a sufficient supply of its potential products on acceptable terms, or if it or they should encounter delays or difficulties in its relationships with manufacturers, the Company and its collaborators and licensees' pre-clinical and human clinical testing schedule would be delayed, resulting in a delay in the submission of products for regulatory approval or the market introduction and subsequent sales of such products, which would have a material adverse effect on the Company. Moreover, if a vector delivery approach is required, a viral or non-viral vector that contains the ribozyme must be obtained. There can be no assurance that the Company or its collaborators or licensees will be able to obtain licenses to, or the appropriate manufacturing of, such a vector with sufficient quality and quantity, and such potential difficulty would have a material adverse effect on the Company. Furthermore, RPI or contract manufacturers must adhere to current Good Laboratory Practices and current Good Manufacturing Practices ("cGMP") regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, the FDA pre-market approval of the products will not be granted. See "Business--Manufacturing and Marketing Strategy."


LACK OF SALES AND MARKETING EXPERIENCE; DEPENDENCE ON THIRD PARTIES

         The Company currently has no sales, marketing or distribution capability. The Company intends to rely on relationships with pharmaceutical and biotechnology companies with established distribution systems and direct sales forces to market certain of its products and may decide to market other products directly. To market any of its products directly, the Company must develop a marketing and sales force with technical expertise and with supporting distribution capability. There can be no assurance that the Company will be able to establish in-house sales, marketing and distribution capabilities or relationships with third parties, or that it will be successful in gaining market acceptance for its products. To the extent that the Company enters into co-promotion or other licensing arrangements, any revenues received by the Company will depend upon the efforts of third parties, and there can be no assurance that such efforts will be successful. See "Business--Manufacturing and Marketing Strategy."


UNCERTAINTY OF PHARMACEUTICAL PRICING, THIRD-PARTY REIMBURSEMENT AND HEALTH CARE REFORM MEASURES

         The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of governmental and third party payors to contain or reduce the costs of health care. In the United States and in certain foreign jurisdictions there have been, and the Company expects that there will continue to be, a number of legislative and regulatory proposals aimed at changing the health care system. While the

Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect that such proposals may have on its business, the pendency or approval of such proposals could have a material adverse effect on the Company's ability to raise capital or to obtain additional collaborators or licensees, and the adoption of such proposals could have a material adverse effect on the Company.

         In both domestic and foreign markets, sales of the Company's potential products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Future legislation and regulations affecting the pricing of pharmaceuticals could further limit reimbursement for medical products and services. There can be no assurance that any of the Company's potential products will be considered cost effective or that adequate third-party reimbursement would be available to enable RPI to maintain price levels sufficient to realize an appropriate return on its investment in product development. In addition, the trend toward managed health care in the United States and the concurrent growth of organizations, such as health maintenance organizations, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, may all result in pricing pressure for any products that might be developed by the Company. See "Business--Government Regulation."


RISK OF PRODUCT LIABILITY; POSSIBLE INABILITY TO OBTAIN INSURANCE

         The Company's business will expose it to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. The Company currently has no clinical trial liability insurance and there can be no assurance that it will be able to obtain and maintain such insurance for any of its clinical trials. In addition, there can be no assurance that the Company will be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products developed by the Company or its collaborators and licensees. Further, the Company's collaborative agreement with Chiron requires that the Company obtain certain insurance coverage in the future. Failure to obtain such coverage could result in a breach by the Company of such agreement, which could give rise to rights of termination on the part of Chiron. A product liability claim or recall would have a material adverse effect on the business and financial condition of the Company.


HAZARDOUS MATERIALS

         The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops manufacturing capacity. See "Business--Government Regulation."


VOLATILITY OF STOCK PRICE; NO DIVIDENDS

         The market price of the shares of Common Stock, like that of the common stock of many other early-stage biopharmaceutical companies, is highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, progress with clinical trials, governmental regulation, changes in reimbursement policies, developments in patent or other proprietary rights of the Company or its competitors, including litigation, developments in the Company's relationships with current or future collaborators and licensees, if any, public concern as to the safety and efficacy of drugs developed by the Company and its competitors, changes in estimates of the Company's performance by securities analysts, fluctuations in the Company's operating results and general market conditions may have a significant effect on the market price of the

Common Stock. The Company has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy," and "Price Range of Common Stock."


SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of Common Stock in the public market following the offering made hereby could have an adverse effect on the price of the Company's Common Stock. Upon the closing of this offering approximately 5,996,801 shares (including the 1,400,000 shares sold in this offering) will be eligible for immediate resale in the public market. Additionally, upon expiration or early termination of 90 day lockup agreements with Montgomery Securities, 2,392,825 shares of Common Stock will be eligible for sale in the public market, subject to the volume limitations of Rule 144 under the Securities Act. On May 9, 1998, 212,766 additional shares will be eligible for sale pursuant to the provisions of Rule 144 under the Securities Act. Certain existing stockholders have rights under certain circumstances to require the Company to register their shares for future sale. See "Description of Capital Stock--Registration Rights," and "Plan of Distribution."



DILUTION

         The public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate and substantial dilution. Additional dilution will occur upon the exercise of outstanding options with exercise prices below the public offering price. See "Dilution."


ANTI-TAKEOVER CONSIDERATIONS

          The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of the Common Stock. The Company has no present plans to issue shares of preferred stock. In addition, certain provisions of the Company's Bylaws and of Delaware law applicable to the Company could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's stockholders of the opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. See "Description of Capital Stock."


CONTROL BY OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

         Following completion of this offering, directors, executive officers and principal stockholders of the Company, and certain of their affiliates, will beneficially own approximately 27.8% of the outstanding shares of Common Stock. Accordingly, these persons, individually and as a group, may be able to effectively control the Company and direct its affairs and business, including any determination with respect to the acquisition or disposition of assets by the Company, future issuance's of Common Stock or other securities by the Company, declaration of dividends on the Common Stock and the election of directors. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal Stockholders."

                                USE OF PROCEEDS


         The net proceeds to the Company from the sale of the 1,400,000 shares of Common Stock offered by the Company hereby are estimated to be $11,500,000 after deducting the estimated placement fee and offering expenses.


         There can be no assurance that the Company will be successful in selling any or all of the shares of Common Stock offered hereby. The Company has not fixed a minimum number of shares of Common Stock to be sold pursuant to this offering. Therefore, the Company may sell less than all of the shares of Common Stock offered hereby, which may significantly reduce the amount of proceeds received by the Company.


         The Company expects that approximately $10,500,000 of the aggregate net proceeds of this offering will be used to fund the Company's research and development efforts, including ongoing development of the Company's technologies, pre-clinical and clinical testing and other costs associated with the Company's pharmaceutical discovery and development programs. The remainder of the aggregate net proceeds will be used for working capital and general corporate purposes. The amounts actually expended for each purpose may vary significantly depending upon a number of factors, including: the progress of the Company's research, development and drug discovery efforts; the ability of the Company to establish collaborative arrangements; progress with pre-clinical studies and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; competing technological and market developments; changes in the Company's collaborative relationships; costs associated with the acquisition of technology, if any; evaluation of the commercial viability of potential products; effective commercialization activities and arrangements; and the cost and availability of third-party financing for capital expenditures. Based on current projections, the Company estimates that its existing capital resources, the net proceeds from this offering, together with facility and equipment financing and expected revenues from its collaborations, will be sufficient to fund the Company's requirements until mid-1999 (assuming that the Company exercises its option to defer paying the costs of any Phase II or subsequent clinical trials conducted under its collaboration with Chiron until after such date). Pending such uses, the Company intends to invest the aggregate net proceeds from this offering and from Chiron in short-term, investment-grade, interest-bearing securities. The Company may also use a portion of such net proceeds to acquire or invest in businesses, products and technologies that are complementary to those of the Company, although no agreements have been entered into as of the date of this Prospectus with respect to any such acquisition or investment. See "Management's Discussions and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources" and "Business--Collaborative Relationships and License Agreements."

                                DIVIDEND POLICY

         The Company has never declared or paid cash dividends and currently intends to retain any future earnings to finance the growth and development of its business. The Company's ability to pay dividends is restricted by the terms of its tenant improvement, equipment loan facility agreements and its line of credit with Schering.


                          PRICE RANGE OF COMMON STOCK

         The Company's Common Stock has been quoted on the Nasdaq National Market under the symbol RZYM, since April 11, 1996. The Company's initial public offering price was $10.00 per share. The following table sets forth, for the fiscal periods indicated, the range of high and low sale prices per share of the Common Stock as reported by the Nasdaq National Market.



      1996                                                        High        Low
      ----                                                        ----        ---
      Second Quarter......................................       $21.25      $10.00
      Third Quarter.......................................        14.75        8.81
      Fourth Quarter......................................        13.13        8.38

      1997
      ----
      First Quarter.......................................       $16.50       $9.88
      Second Quarter......................................        12.38        8.63
      Third Quarter (to September 11, 1997)...............         9.75        7.38



         As of August 22, 1997, there were 169 stockholders of record. On September 11, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $8.88 per share.

                                 CAPITALIZATION


         The following table sets forth the capitalization of the Company as of June 30, 1997 and such capitalization as adjusted to reflect the sale of 1,400,000 shares of Common Stock offered hereby, at an assumed offering price of $8.88 per share and receipt of the estimated net proceeds therefrom. See "Use of Proceeds."




                                                                                          JUNE 30, 1997
                                                                                     -------------------------
                                                                                                         AS
                                                                                      ACTUAL          ADJUSTED
                                                                                     ---------       ---------
                                                                                           (IN THOUSANDS)
Long-term debt and capital lease obligations, net of
  current portion................................................................     $  2,149        $  2,149
                                                                                      --------        --------
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
    authorized and no shares outstanding
    actual and pro forma as adjusted.............................................           --              --
  Common Stock, $.01 par value; 20,000,000 shares authorized and 7,193,819 shares outstanding actual and 8,593,819 shares
    outstanding pro forma as adjusted(1).........................................           72              86
  Additional paid-in capital.....................................................       70,591          82,077
  Deferred compensation and other................................................         (197)           (197)

  Accumulated deficit............................................................      (53,518)        (53,518)
                                                                                      --------        --------
    Total stockholders' equity...................................................       16,948          28,448
                                                                                      --------        --------
         Total capitalization....................................................     $ 19,097        $ 30,597
                                                                                      ========        ========


-----------------------

(1) Excludes as of June 30, 1997: (i) 910,462 shares of Common Stock issuable upon exercise of stock options outstanding as of August 22, 1997 at a weighted average exercise price of approximately $9.36 per share, (ii) 487,458 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $22.76, and (iii) 603,314 shares of Common Stock available for future grants under the Company's stock option plan. See "Management--Stock Option Plan," "Certain Transactions" and "Description of Capital Stock-- Warrants."

                                    DILUTION


         At June 30, 1997, the net tangible book value of the Company was $14.6 million or $2.03 per share. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding. Net tangible book value dilution per share represents the difference between the amount per share paid by the purchasers of shares in the offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale by the Company of 1,400,000 shares of Common Stock offered hereby (at an assumed offering price of $8.88 per share and after deducting the estimated placement fee and offering expenses) the pro forma net tangible book value of the Company at June 30, 1997 would have been approximately $26.1 million, or $3.04 per share, representing an immediate increase in such pro forma net tangible book value of $1.01 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $5.84 per share to purchasers of Common Stock in this Offering. The following table illustrates this per share dilution:




   Assumed price per share to public                                    $ 8.88
     Net tangible book value per share at June 30, 1997         $ 2.03
     Increase per share attributable to new investors             1.01
                                                                 -----
   Pro forma net tangible book value per share after offering             3.04
                                                                        ------
   Dilution per share to new investors                                  $ 5.84
                                                                        ======



         The foregoing computations assume no exercise of outstanding options or warrants. See Footnote (1) under "Capitalization." To the extent that outstanding options or warrants are exercised, there may be further dilution to new investors.

                            SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         The following selected financial data for the years ended December 31, 1995 and 1996 are derived from the financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this Prospectus and are qualified by reference to such financial statements and related notes thereto. The statement of operations data for the years ended December 31, 1993 and 1994 and the period from January 27, 1992 (inception) to December 31, 1992 and the balance sheet data at December 31, 1992, 1993 and 1994 have been derived from audited financial statements of the Company audited by Ernst & Young LLP that are not included or incorporated by reference herein. The statement of operations data for the six months ended June 30, 1996 and 1997 and balance sheet data at June 30, 1997 are derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair statement of the information set forth therein. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for any future period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related Notes included herein.



                                       PERIOD FROM
                                       JANUARY 27,
                                           1992                                                        SIX MONTHS ENDED
                                      (INCEPTION) TO           YEAR ENDED DECEMBER 31,                     JUNE 30,
 STATEMENT OF OPERATIONS DATA:         DECEMBER 31,    ----------------------------------------       -----------------
  Revenues                                 1992         1993       1994       1995        1996          1996       1997
                                           ----         ----       ----       ----        ----          ----       ----
     Collaborative agreements.....       $    --       $   542   $ 1,145   $  1,178    $    759       $   759    $   894
     Grant and other income.......           190           198       172        102          14             4          3
     Interest income..............           168           451       270        395         936           348        382
                                         -------       -------   -------   --------    --------       -------    -------
        Total revenues............           358         1,191     1,587      1,675       1,709       $ 1,111    $ 1,279
  Costs and expenses:
     Research and development.....         3,091         6,990     9,212     12,204      14,189         7,666      6,154
     General and administrative...           591         1,047     1,291      1,397       1,943         1,152        822
     Interest expense.............            28           187       334        554         845           449        437
                                         -------       -------   -------   --------    --------       -------    -------
          Total costs and
            expenses...............        3,710         8,224    10,837     14,155      16,977         9,267      7,413

 Net loss..........................      $(3,352)      $(7,033)  $(9,250)  $(12,480)   $(15,268)      $(8,156)   $(6,134)
                                         =======       =======   =======   ========    ========       =======    =======
 Net loss and pro forma net loss
   per share(1)....................      $ (2.13)      $ (2.87)  $ (3.52)  $  (3.86)   $  (2.61)      $ (1.72)   $ (0.87)
                                         =======       =======   =======   ========    ========       =======    =======
 Shares used in computing net loss
   and pro forma net loss per
   share(1) .......................        1,574         2,453     2,627      3,230       5,845         4,731      7,038




                                                              YEAR ENDED DECEMBER 31,                     AS OF JUNE
                                                ----------------------------------------------------          30,
    BALANCE SHEET DATA:                           1992       1993      1994        1995       1996           1997
                                                  ----       ----      ----        ----       ----           ----
      Cash, cash equivalents and
       securities available-for-sale......      $ 13,364  $  9,426   $  7,734    $ 6,420     $17,594       $ 13,269
      Working capital.....................        13,245     8,332      5,640      4,648      15,788         11,678
      Total assets........................        15,872    13,399     12,392     14,223      25,292         21,165
      Capital lease obligations and long-
       term debt net of current portion...           821     1,611      1,853      3,179       2,430          2,151
      Accumulated deficit.................        (3,352)  (10,385)   (19,635)   (32,115)    (47,383)       (53,518)
      Total stockholders' equity..........        14,601    10,536      8,247      8,478      20,362         16,948

--------------------


(1) See Note 1 of Notes to Financial Statements for information concerning the computation of net loss and pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         RPI was founded to capitalize on the broad potential of ribozymes for use in the development of human therapeutics and therapeutic target validation services. The Company's technology is based on Professor Thomas R. Cech's discovery of "ribozymes," for which he shared a Nobel Prize in 1989. Ribozymes are a form of ribonucleic acid that have the ability to selectively inhibit protein production. Because many disease states are the result of abnormal protein production, ribozymes are potentially applicable to a wide range of human diseases. RPI believes that its ribozyme technology may provide a new paradigm for drug design and disease treatment and may be a significant tool for the identification of gene function and target validation. The Company has entered into a collaboration with Chiron to develop ribozyme products for specific therapeutic targets in human health, a second collaboration with Chiron in the target validation area, and a collaboration with Schering to validate new therapeutic targets from gene sequence data using the Company's functional genomics technology. The Company has also licensed its technology to DowElanco for certain agricultural applications and IntelliGene for certain diagnostic applications.


         The Company completed its initial public offering in April 1996 resulting in net proceeds of approximately $20.6 million. Concurrent with the closing of the offering, Chiron purchased common stock at an aggregate purchase price of $3.6 million and paid the Company an additional $1.8 million to complete the purchase of a warrant issued to Chiron upon the closing.

         The Company does not anticipate revenues from product sales in the foreseeable future. The Company has incurred losses since inception and, as of June 30, 1997, had an accumulated deficit of $53.5 million. The Company anticipates incurring additional losses over at least the next several years as it expands its research and development programs, including pre-clinical studies and clinical trials. Such expansion will result in increases in both research and development and general and administrative expenses. The Company's sources of funds for the next several years will be payments from strategic collaborations and licensing arrangements, if any, sale of equity and interest income. Certain payments under strategic collaborations are contingent upon the Company meeting certain milestones. Payments under strategic collaborations and licensing arrangements will be subject to significant fluctuation in both timing and amount and therefore the Company's results of operations for any period may not be comparable to the results of operations for any other period.


RESULTS OF OPERATIONS


Six Months Ended June 30, 1997 and 1996


         Collaborative revenues increased 18% to $894,000 for the six months ended June 30, 1997, from $759,000 for the corresponding period in 1996. The increase is primarily due to a $500,000 quarterly research payment made by Schering in April 1997. The April payment was the first in the Schering collaboration which includes $2.0 million in annual research funding over the five year term of the collaboration. Generally, collaborative agreement and contract revenue fluctuations are the result of changes in the number of funded research projects as well as the timing and completion of contract milestones.

         Interest income increased to $382,000 for the six month period ended June 30, 1997 compared to $348,000 for the corresponding period in 1996. The increase is due to the receipt of net proceeds from the Company's public offering in April 1996 resulting in higher average invested cash balances for the first six months in 1997 compared to the same period in 1996. Interest income generally fluctuates as a result of the average amount of cash available for investment and prevailing interest rates.

         Research and development expenses decreased 25% to $6.2 million for the six months ended June 30, 1997, compared to $7.7 million for the corresponding period in 1996. The decrease is due to a one-time $1.8 million research funding expense relating to a collaboration agreement with Chiron regarding gene function determination, which was recorded in May 1996. The Company expects research and development expenses to increase as it expands its research and development programs, including pre-clinical studies and clinical trials.

         General and administrative expenses decreased 40% to $822,000 for the six months ended June 30, 1997, compared to $1.2 million for the corresponding period in 1996. The decrease in general and administrative expense is primarily due to one-time cash and stock bonus payments made to the Company's executive officers in connection with the initial public offering in April 1996. The Company expects general and administrative expenses to increase as a result of hiring additional management and administrative personnel and the incurring of legal and other professional fees in connection with the overall scale-up of the Company's operations and business development efforts.

         Interest expense decreased to $437,000 for the six months ended June 30, 1997, compared to $449,000 for the corresponding period in 1996. The decrease is attributable to the buy out of capital leases that terminated in the last half of 1996 and during the first six months of 1997.



Years Ended December 31, 1996 and December 31, 1995


         Revenues from collaborative agreements and grants decreased $527,000 to $773,000 for the year ended December 31, 1996, compared to $1.3 million for the year ended December 31, 1995. Collaborative revenues for 1996 include a one-time payment in the first quarter from Pharmacia Biotech AB ("Pharmacia Biotech") under an agreement related to the development of improved synthesis and purification methods for the preparation of modified amidites and chimeric oligonucleotides. Collaborative agreements and contract revenue fluctuations are generally the result of changes in the number of funded research projects as well as the timing and completion of contract milestones.

         Interest income for the year ended December 31, 1996 increased $541,000 to $936,000 from $395,000 for the year ended December 31, 1995, due to increased average invested cash balances resulting from the investment of the proceeds from the Company's initial public offering completed in April 1996. Interest income generally fluctuates as a result of cash available for investment and prevailing interest rates.

         Research and development expenses for the year ended December 31, 1996 increased $2.0 million to $14.2 million from $12.2 million for the year ended December 31, 1995. The increase was primarily due to a one-time $1.8 million payment to Chiron pursuant to a collaborative agreement. In addition, a $540,000 charge was recognized in 1996 for the issuance of 45,000 shares of Common Stock in exchange for the elimination of future commercial product royalty payments. Research and development expenses consist primarily of salaries and benefits for scientific, regulatory, quality control and pilot manufacturing personnel, consultants, supplies, occupancy costs and depreciation for laboratory equipment and facilities.

         General and administrative expenses increased $500,000 to $1.9 million for the year ended December 31, 1996 compared to $1.4 million for the year ended December 31, 1995. The increase in general and administrative expenses is primarily due to one time cash and stock bonus payments made to the Company's executive officers in connection with the public offering, as well as the hiring of additional management and administrative personnel and the increased legal and other professional fees in connection with the overall scale-up of the Company's operations and business development efforts following the initial public offering.

         Interest expense increased $291,000 to $845,000 for the year ended December 31, 1996 compared to $554,000 for the year ended December 31, 1995. The increase is primarily attributable to increased borrowings on long-term debt during late 1995 which were used to fund the Company's expansion of its laboratory and office space.


LIQUIDITY AND CAPITAL RESOURCES

         The Company has financed it operations since inception through a public offering in April 1996, private placements of preferred stock, and funds received under the Company's collaborative agreements with Schering,

Chiron, the Parke-Davis Division of Warner-Lambert Company ("Parke-Davis") and DowElanco. As of June 30, 1997 the collaborations with Parke-Davis and
DowElanco have been completed.   From inception through June 30, 1997, the
Company has received approximately $29.0 million in net proceeds from private placements, $20.6 million in net proceeds from the initial public offering and $22.3 million from its collaborations.

         The Company's cash, cash equivalents and securities available-for-sale were $13.3 million at June 30, 1997, compared to $17.6 million on December 31, 1996. The $4.3 million decrease in cash, cash equivalents and securities available-for-sale is primarily the result of cash used for research and development, investment in equipment, payments under loan facilities and for general corporate purposes, offset by net proceeds from the sale of Common Stock.

         The Company invests its cash, cash equivalents and securities available-for-sale in interest-bearing investment grade securities.

         Total additions for property, plant and equipment for the six months ended June 30, 1997, were $880,000, including $254,000 of additions financed through the Company's existing equipment loan facilities.

         As of June 30, 1997, up to $2.0 million in loans are available to the Company in each calendar year through the year 2001, from Schering. The loans are related to the Schering research collaboration entered into in April 1997. Amounts not used in any calendar year may be carried forward to future years. According to the terms of the Company's agreement with Schering, 50% of any borrowings on the line of credit must be collateralized by equipment purchases. In addition to the line of credit, Schering has agreed to provide $2.0 million in annual research funding for each year through April 2001 and will make an additional equity investment of $2.5 million in May 1998. All such payments are subject to certain restrictions, including receipt of certain third party consents, and are subject to the termination of the research collaboration at Schering's option at any time after April 9, 1998. See "Business--Collaborative Relationships and License Agreements" and Note 7 of Notes to Financial Statements.

         The Company estimates that its existing capital resources, together with facility and equipment financing and expected revenues from its collaborative agreements, will be sufficient to fund its current and planned operations at least until late 1998. There can be no assurance, however, that changes in the Company's research and development plans, funding of technology development, or other changes affecting the Company's operating expenses will not result in the expenditure of such resources before such time and, in any event, the Company will need to raise substantial additional capital to fund its operations in future periods. Such additional capital may be raised through public or private financing, as well as collaborative relationships, borrowing and other available sources. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

         At December 31, 1996, the Company had available net operating loss carryforwards, research and development credit carryforwards and state investment credit carryforwards of $47 million, $922,000 and $31,000, respectively, for income tax purposes. The Company's ability to utilize its net operating loss carryforwards is subject to an annual limitation in future periods pursuant to the "change in ownership" rules under Section 382 of the Internal Revenue Code of 1986 . See Note 10 of Notes to Financial Statements.

                                    BUSINESS


OVERVIEW

         RPI was founded to capitalize on the broad potential of ribozymes for use in the development of human therapeutics and therapeutic target validation services. The Company's technology is based on Professor Thomas R. Cech's discovery of "ribozymes," for which he shared a Nobel Prize in 1989. Ribozymes are a form of ribonucleic acid that have the ability to selectively inhibit protein production. Because many disease states are the result of abnormal protein production, ribozymes are potentially applicable to a wide range of human diseases. RPI believes that its ribozyme technology may provide a new paradigm for drug design and disease treatment and may be a significant tool for the identification of gene function and target validation. The Company has entered into a collaboration with Chiron to develop ribozyme products for specific therapeutic targets in human health, a second collaboration with Chiron in the target validation area, and a collaboration with Schering to validate new therapeutic targets from gene sequence data using the Company's functional genomics technology. The Company has also licensed its technology to DowElanco for certain agricultural applications and IntelliGene for certain diagnostic applications.

         The Company believes that its proprietary ribozyme technology platform has the potential to address many of the issues associated with traditional pharmaceuticals and drug discovery. Ribozymes perform functions that are different from those performed by ordinary RNA in that, after binding selectively to their specific messenger RNA target, ribozymes act catalytically to cut, or cleave, the target mRNA molecule whereupon the mRNA is destroyed. Once the mRNA target is destroyed, the particular protein for which the mRNA molecule carries information will not be produced, indicating that ribozymes may be broadly applicable in the control of protein production or gene expression. In general, the vast majority of diseases involve either inappropriate expression of proteins or RNA viruses. In addition, ribozymes can be designed to select for a single specific target genetic sequence. The Company believes this highly selective mechanism of action has the potential to minimize the side effects of its therapeutic products. Also, because ribozymes are not consumed in the act of cleaving the target mRNA, a single ribozyme may cleave multiple targets, thus potentially leading to lower ribozyme dosing requirements.

         RPI's business strategy is to utilize its ribozyme technology to develop a new and novel class of human therapeutic products and a service business for therapeutic target validation. Additionally, RPI will continue to seek partners to license the technology in areas such as agriculture, animal health and diagnostics. The Company plans to develop therapeutic products through both internal programs and collaborations. In addition to using ribozymes to develop therapeutic products, RPI believes that its ribozyme technology may be used as a drug discovery technology to characterize the function of potential target genes. Since ribozymes can be designed to select for a single target genetic sequence, ribozymes may be used to identify the function of that sequence. As a result, links between gene dysfunction and disease can be validated. The Company has entered into collaborations with Chiron and Schering to use the Company's ribozyme technology to determine the function of selected genes and gene sequences, and plans to enter into additional partnerships in this area in the future.

         The Company is working with Chiron on the development of a number of products targeted at viral diseases, cancer, restenosis and ocular diseases. In April 1996, RPI was granted NIH Recombinant DNA Advisory Committee exemption for its proposed clinical trial of a retroviral vector containing two ribozymes to treat blood progenitor cells from HIV-infected individuals. In January 1997, RPI and collaborators received approval of their Investigational New Drug Application with the U.S. Food and Drug Administration, and a Phase I/IIa clinical trial was initiated in March 1997. The physician-sponsored study seeks first to demonstrate the safety of reinfusion of the ribozyme containing cells and second to measure the ability of ribozyme-expressing cells to engraft and survive after reinfusion into HIV-infected patients. This study is part of a collaboration between RPI, Chiron, the City of Hope, and Childrens Hospital in Los Angeles. See "Business--Product Development Programs" and "--Collaborative Relationships and License Agreements."


         RPI believes that its patents and proprietary technology provide a significant competitive advantage in the field of ribozymes. At the core of RPI's technology are inventions and patents of Dr. Cech and various of his associates. RPI believes that licenses to these patents and those filed by RPI grant the Company the exclusive right to control the manufacture, use and sale of ribozymes and any products that incorporate ribozymes.


BACKGROUND

         Many disease states are characterized by abnormal production of gene products such as proteins. The abnormality may be due to a defective gene or to over-production of a protein by a "normal" gene. Such abnormal or excessive production of protein may have direct effects on cells within the body or may initiate a cascade of events involving other proteins within the body, thereby producing disease.

         Production of proteins from genes, called protein "expression," involves two steps. First, the information from the DNA of the gene is "transcribed" to mRNA. The second step involves "translation" of the mRNA and its information into a protein. This process by which genetic information is "expressed" in the form of a protein is highly selective; production of a particular protein requires its own specific DNA which leads to a specific mRNA molecule.


DRUG DISCOVERY

         Traditional drug discovery and development is difficult, time consuming and extremely costly. Historically, diseases have been treated using therapeutic agents, or drugs, based on clinical observation of symptoms which were correlated with abnormal physiological processes and, where possible, biochemical changes. Most drugs are chemicals designed to inhibit or induce the function of the target molecule with as few unwanted side effects as possible. These drugs generally have been discovered through a complex, lengthy and expensive process of elimination. The process begins by selecting a possible target (usually a protein), developing a screening assay, chemically synthesizing large numbers of different molecules which are tested in cell cultures and in animal models for their effect on the target, using those results to narrow the number of molecules down to a few possible lead molecules, and then refining the lead molecules through additional chemical synthesis and testing, including testing in humans. Unfortunately, drugs produced from this process are typically molecules whose desired effect on the target is accompanied by undesirable side effects on non-targeted molecules, also referred to as a "toxicity" or "lack of selectivity," which can limit effective use of the drug.

         Pharmaceutical companies are under intense pressure to find alternatives to traditional drug discovery and development in an effort to identify and commercialize novel drugs more quickly and cost effectively and with fewer side effects. The Company also believes that pricing pressures from managed care organizations, governmental agencies and third party payers, coupled with the proliferation of technologies that offer revolutionary approaches to drug design and development, are causing major shifts in the paradigms of drug discovery and development.

ADVANTAGES OF RIBOZYMES

         The Company believes that ribozymes may offer certain advantages over other therapeutic approaches for the treatment of diseases.

         Potential Broad Applicability. Some genes and their corresponding RNA or proteins have already been identified as having causative roles in human disease pathology, animal health, and agriculture. In addition, identification of new genes is rapidly increasing in both the public and private sector, and it is expected that all of the genes which comprise the human genome will be identified within the current decade. Once a gene has been sequenced, ribozymes can be designed to inhibit the production of a protein from the associated mRNA. Therefore, all diseases for which a causative protein or gene target can be identified present a potential application for the Company's ribozyme technology. The Company believes that its ribozyme technology is an important bridge between the growing body of knowledge of the human genome and the development of human therapeutics.

         High Selectivity. The mechanism by which traditional drugs act on a target gene or protein often is not well understood. Consequently, side effect profiles of such drugs are difficult to predict and characterize. Other therapeutic approaches may result in interactions with non-targeted molecules that cause unintended side effects. The Company believes these side effects may be reduced or avoided with ribozymes because of their selectivity in binding and cleaving the target mRNA. The Company believes that ribozymes may be constructed with a nucleotide binding sequence that will match only one corresponding target mRNA, and the target mRNA sequence is expected to appear, on a statistical basis, only once in the entire human genome.

         Catalytic Action. Since ribozymes act catalytically, they are not consumed in the act of cleaving the target mRNA. Therefore, a single ribozyme may cleave multiple target mRNA molecules. The Company believes that dosage requirements for ribozymes may be lower than traditional pharmaceuticals due to their catalytic activity.

         Target is Destroyed. Instead of temporarily preventing expression of a target gene, ribozymes cut the target mRNA into fragments, which are subsequently degraded by cellular nucleases. Since the target mRNA is destroyed in the process, expression of the disease-causing protein can be controlled. By contrast, most other therapeutics do not destroy their target molecule.


RPI'S BUSINESS STRATEGY

         RPI's objectives are to develop human therapeutics, to exploit its ribozyme technology platform as a functional genomic tool for target validation and gene function identification and to license animal health products and agricultural products. The Company's strategy for achieving these objectives includes the following elements:

         Develop Human Therapeutic Products. RPI plans to exploit its ribozyme technology to develop a broad range of human therapeutic products through alliances with collaborators and licensees directed at target-specific products and internal product development programs. The Company has established a collaboration with Chiron to pursue the development of ribozyme based products which are targeted at specific mRNA molecules, and is also conducting an internal drug development program.

         Pursue Additional Collaborations in Therapeutic Target Validation. The Company believes that application of its ribozyme technology can accelerate identification of gene function and validate gene "targets" leading to highly selective therapeutic compounds. The Company has entered into collaborative agreements with Chiron and Schering to determine the validity of selected genes and gene sequences as therapeutic targets. The Company will continue to pursue additional partners in the pharmaceutical and biotechnology industries for the purpose of further exploiting this commercial opportunity with its ribozyme technology.

         License Non-Human Health Applications. RPI plans to exploit additional opportunities in diagnostics, agriculture and animal health by licensing the ribozyme technology to partners. The Company has completed a feasibility study for certain agricultural applications with DowElanco and has licensed its technology to DowElanco for certain agricultural applications. Additionally, the Company has licensed its technology to IntelliGene for certain diagnostic applications.

         Maintain and Expand Patent Portfolio and Proprietary Technology. RPI has sought and will continue to seek to strengthen its proprietary position for its ribozyme technology by aggressively pursuing patent protection and defending its patents and proprietary technology.


RPI'S RIBOZYME TECHNOLOGY

         The RPI approach to drug discovery and development begins by identifying a target gene. Ribozymes are designed by analyzing the nucleotide sequences of the target gene and creating complementary ribozyme nucleotide sequences. The next step is to synthesize ribozymes that are targeted specifically to sites in the target gene. Next, the ribozymes are delivered to the target cell either as a synthesized chemical or by encoding the ribozymes into a DNA sequence for delivery by a "vector."

         Upon delivery, the cell or animal is analyzed to determine whether ribozyme inhibition of the potential target gene has affected the progression of the disease (i.e., expression of the disease-causing gene or protein has been inhibited). If the action of the ribozyme stops progression of the disease, then not only has the causative role of the gene been validated, but a drug candidate has also been identified. If not, the potential target gene may be eliminated as a target for therapeutic intervention.

         Once a target gene and ribozyme lead are identified, the delivery method and the delivery vehicle are chosen. In addition, the ribozyme is optimized by techniques such as variation of binding arm length and additional serum stabilization. The Company believes that these techniques can be used to accelerate the drug discovery process. The Company's successful commercialization of ribozyme technology for therapeutic applications will require that a number of technical issues be satisfactorily addressed, including ribozyme design, stability, selectivity, synthesis and scale-up, drug delivery and cell uptake, safety and efficacy. To date, RPI has achieved a number of significant milestones related to the development of ribozymes, including the following:

         Stability. In order to be useful as a therapeutic, a ribozyme must remain stable in human serum long enough to have the desired effect. While unmodified RNA is stable in human serum for only a few seconds, the Company has successfully produced chemically-modified ribozymes that are stable in human serum for more than 10 days and fully active in vitro. The Company believes that this level of stability may be sufficient to achieve therapeutic effects.

         Design. The Company has developed a proprietary computer program that can design ribozymes against sites in a target mRNA sequence. This gives the Company the ability to accelerate the identification of both lead ribozymes and multiple back-ups.

         Selectivity. Based on third party studies and internal work performed by RPI, the Company believes that a ribozyme with a binding region of approximately 15 nucleotides will be optimal. A binding region of this length is expected to match, on a statistical basis, only one corresponding target mRNA nucleotide sequence in the entire human genome. Since the ribozyme should only interact with the target mRNA, it should not impact non-targeted molecules. The high degree of selectivity of ribozymes has been demonstrated through the use of inactive ribozyme controls in both cell culture and animal studies.

         Synthesis and Scale-Up. To meet the Company's needs for pre-clinical and clinical trials and the eventual commercialization of ribozymes, the Company needs large scale ribozyme synthesis capabilities. The Company has developed proprietary technology that allows it to routinely synthesize several hundred stabilized ribozymes on a monthly basis in milligram quantities, permitting RPI to perform direct cell-based screening of multiple potential target sites in several weeks. The Company also has the capability of synthesizing gram quantities of ribozymes, as it has done for in vivo studies. In that regard, RPI has designed and constructed its facilities to meet cGMP standards. RPI has implemented quality assurance and quality control procedures that are used for large scale synthesis. RPI synthesizes ribozymes using commercially available synthesizers. In addition, the Company has established a collaboration with Pharmacia Biotech to develop technology for reducing the cost of synthesizing the modified amidites that are used to manufacture chemically synthesized ribozymes, and with Protogene Laboratories, Inc. ("Protogene") for parallel, automated synthesis of large numbers of different ribozymes. See "Business--Collaborative Relationships and License Agreements."

         Drug Delivery and Cellular Uptake. Successful development of any therapeutic requires that it be delivered to the desired site in the body and remain active long enough to have a therapeutic effect. The Company is exploring local and systemic delivery of chemically synthesized ribozymes as well as vector delivery. For example, the Company has shown that local delivery of a chemically stabilized ribozyme to a rat cornea can significantly inhibit angiogenesis. In addition, the Company is exploring the use of lipids and other carriers to enhance cellular uptake and for systemic delivery. The Company has identified several different formulations of carriers which, when complexed to chemically synthesized ribozymes, have shown significant increases in the delivery of ribozymes (relative to ribozymes without a carrier) to a variety of different cell types. The Company also is working on chemically modifying ribozymes to be preferentially taken up by certain tissues and/or by specific intracellular compartments.

         The Company has demonstrated that the formulation of ribozymes with various lipid based carriers increases the in vivo circulation time of the formulated ribozyme in plasma to days. The Company has demonstrated similar formulations of ribozymes also result in significantly longer tissue exposure when administered locally. The Company believes that the use of such technologies will allow for a significant dose reduction of ribozymes that have currently shown efficacy when unformulated.

         The Company has also developed proprietary retroviral vector constructs containing ribozymes that produce high ribozyme accumulation in cells compared to standard vector constructs. The expression of fully-active ribozymes utilizing these constructs has been demonstrated in vitro for periods greater than 90 days. The Company has also demonstrated transduction of multiple cell types (e.g., T-cells, CD34+ cells and others). RPI is pursuing ribozyme vector development internally and manufacturing through its collaboration with Chiron. The Company believes that vector delivery of ribozymes may have several potential therapeutic advantages, including high target specificity, lack of activity against other genes, long term, high expression levels of ribozymes and infrequent dosing. Vector delivery of ribozymes may be particularly useful for the chronic treatment of diseases, where the therapy is needed over long periods of time and frequent dosing is not desirable or feasible.

         Efficacy and Ribozyme Mechanism. In collaboration with its strategic partners, the Company has demonstrated that its ribozymes can inhibit gene expression and affect cellular function in vitro and in vivo. Ribozymes targeting several specific mRNAs have demonstrated specific reduction of the levels of their corresponding mRNAs. This inhibition of gene expression requires target binding and ribozyme catalysis: inactive and irrelevant ribozyme controls have no specific effect. Ribozyme-mediated reductions in mRNA correlate with reductions in protein expression and changes in cellular function. In addition, the Company has shown efficacy of a ribozyme in an animal model of angiogenesis, while inactive ribozymes showed essentially no effect. Similar studies have been performed by the Company and others that have demonstrated inhibition of gene expression in vitro and in vivo by ribozymes expressed from vectors.

         Safety. The Company has completed an initial animal safety study to test the toxicity of chemically stabilized ribozymes. This study was a five-day, intravenous single dose, acute toxicology study in rats and monkeys. The Company's study included extensive follow up procedures, including body weight, ECG/BP, haemolysis, complement activation, clinical chemistry and urinalysis. In the study, while there was significant systemic exposure of serum and tissues to the ribozyme, no drug-related toxicities were found at any dose. In particular, there were no deaths, no blood clotting abnormalities, no activation of complement and no evidence of hypotension.

         Continuing Technology Development. The Company is continuing to improve its ribozyme technology for its potential products, including increased stability and catalytic activity, synthesis and scale-up, drug delivery and cellular uptake. For systemic applications, the Company may need to refine the ribozyme technology to improve the delivery of ribozymes to specific tissues and improve cellular uptake. See "Risk Factors--Technological Uncertainty."


PRODUCT DEVELOPMENT PROGRAMS

         The Company is developing products through a combination of collaborative research and development relationships. The current product development programs for human therapeutic applications apply chemically synthesized and vector delivered ribozymes to both acute and chronic diseases in areas of significant medical need and market opportunity. The following table summarizes the current status of the Company's human therapeutic and agricultural product development programs.

                          PRODUCTS UNDER DEVELOPMENT


RPI-PARTNER          PRODUCT AREA                    DEVELOPMENT STATUS(1)
-----------          ------------                    ---------------------
Chiron               HIV                             Phase I/IIa clinical trials
                     Retinopathy                     Pre-clinical development
                     Macular degeneration            Pre-clinical development
                     Tumor angiogenesis              Pre-clinical development
                     Oncogenes                       Research

-------------------

   (1) "Pre-clinical development" includes pharmacology and toxicology testing in animal and in vitro models, product formulation, dosage studies and manufacturing scale-up for submission of the necessary data to comply with applicable regulations prior to commencement of human testing. "Research" includes the identification of target proteins, synthesis of an appropriate ribozyme to block expression of such protein, and testing the activity of such ribozyme in a specific cell population.


  CHIRON

         The Company is working with Chiron on the development of a number of products targeted at viral diseases, cancer, restenosis and ocular diseases. Chiron is a public biotechnology company located in Emeryville, California, that develops and commercializes products for human diagnostic, prophylactic and therapeutic use. Under their collaboration, the Company and Chiron are pursuing research and development of drugs for the following indications:

         Human Immunodeficiency Virus (HIV). The Company believes that ribozymes may provide a new approach to the treatment and prevention of HIV infection and replication. The Company has sought to identify target sites that are present throughout the replication life cycle of HIV and are conserved in known clinical strains of HIV. The Company is directing ribozymes at several sites in HIV that are being incorporated into a single vector, so that the ribozyme therapy may avoid emergence of resistance due to viral mutations.

         In collaboration with Chiron, the City of Hope and Children's Hospital (Los Angeles), the Company initiated a physician-sponsored Phase I/IIa clinical trial for HIV in March 1997. This study uses a retroviral vector containing two ribozymes, one against a site in the tat region and the other against a site in the tat/rev region of the HIV virus. This construct has demonstrated protection against HIV challenge in monocyte cells derived from "stem cells" (CD34+ cells) transduced with the retroviral construct. This demonstrates a number of important results, including successful retroviral transduction of CD34+ cells, transmission of the ribozyme into cell progeny derived from CD34+ cells (i.e., monocytes), and protection of the monocytes against HIV challenge. An IND with the FDA was filed in December 1996 and approved in January 1997 for a physician-sponsored clinical trial including five HIV-infected subjects. Chiron Technologies Center for Gene Therapy was responsible for master cell bank development and production of the ribozyme construct. The primary clinical endpoint for this study is general safety and tolerance, although re-engraftment efficiency and selected survival data of ribozyme expressing cells may be obtained. Enrollment for this trial is complete and to date four patients have been treated.

         Tumor Angiogenesis and Oncogenes. Angiogenesis and the abnormal production of oncogenes have been linked to the formation, growth and maintenance of cancerous tumors. The Company has initiated several research programs in collaboration with Chiron in both oncogene and angiogenesis inhibition. In studies performed in collaboration with Chiron, lead ribozymes targeting VEGF receptors have demonstrated dose dependent cell culture efficacy in the inhibition in human endothelial cell proliferation. In a mouse model using Lewis Lung Carcinoma implants in vivo efficacy has been shown in a dose dependent manner using continuous intravenous administration of a ribozyme. Further animal studies are currently under way to test the effectiveness of these anti-VEGF ribozymes in other cancer models and using formulated ribozymes in various cancer models. Additional animal studies are being carried out to test the efficacy of ribozymes for the treatment of restenosis.

         In studies performed in collaboration with Chiron, lead ribozymes demonstrated dose-dependent cell culture efficacy in the inhibition of human endothelial cell proliferation, while inactive and irrelevant ribozyme controls showed essentially no effect. In addition, the Company's animal efficacy studies in a rat corneal model of angiogenesis demonstrated significant inhibition of Vascular Endothelial Growth Factor (VEGF)-induced angiogenesis when free ribozymes were delivered, while inactive ribozyme controls showed essentially no effect. The Company is conducting pre-clinical studies in collaboration with Chiron and believes its VEGF ribozymes may be applicable in several ocular indications such as retinopathy and age-related macular degeneration.

         Retinopathy. Diabetic retinopathy is a degenerative ocular disease resulting in blindness and, according to The New England Journal of Medicine, is the most common cause of blindness in adults aged 25 to 74 in the United States. Proliferative diabetic retinopathy is characterized by the proliferation of blood vessels, known as angiogenesis, in the retina resulting in blindness. According to the Incidence and Prevalence Database (the "IPD"), as of 1994, this disorder affected approximately one million people in the United States. According to The American Academy of Ophthalmology, there are 65,000 new cases of proliferative diabetic retinopathy every year in the United States. Current proliferative diabetic retinopathy treatments, including surgery and laser photocoagulation, are not believed to be optimum long-term solutions.


         Age-Related Macular Degeneration. Age-related macular degeneration
(ARMD) is the leading cause of blindness in people over 60 years of age. It is caused when the choroid vessels invade the macula through disruptions in Bruch's membrane. This is referred to as choroidal neovascularization and accounts for the vast majority of legal blindness, according to the Survey of Ophthalmology journal. Thirteen million persons over the age of 40 are afflicted with ARMD, and 1.2 million are in the later, vision-threatening stage of the disease. The British Journal of Ophthalmology reported that ARMD is the most common cause of blindness in most Western communities. Despite some efficacy of laser photocoagulation in the treatment of ARMD, only a small percentage of all patients with the disease are eligible for laser treatment.



         There can be no assurance that the Company will be permitted to undertake additional human clinical testing of the Company's potential products or, if permitted, that such products will be demonstrated to be safe and efficacious or will be determined to be marketable. See "Risk
Factors--Uncertainty of Product Development."


COLLABORATIVE RELATIONSHIPS AND LICENSE AGREEMENTS

         An element of the Company's strategy is to enter into collaborative research and development agreements, joint ventures, licensing agreements or other arrangements to exploit its technology as broadly as possible. The Company seeks partners whose interests, development and marketing capabilities are complementary to those of the Company or partners who wish to pursue areas which otherwise would not be developed by the Company. See "Risk Factors--Dependence on Collaborative Relationships."


         The Company's current collaborations are described below.


  SCHERING

         In April 1997 the Company entered into a research collaboration with Schering focusing on the use of ribozymes for therapeutic target validation, as well as the development of ribozymes as therapeutic agents.

         The collaboration will utilize the special selectivity of ribozymes to validate new molecular therapeutic targets, and to discover new therapeutic agents based on those targets. RPI will provide its expertise in ribozyme design, synthesis and delivery, and Berlex Laboratories, Inc., a U.S. subsidiary of Schering ("Berlex"), will provide candidate targets, cell culture screens, animal models and development and commercialization expertise to the collaboration. The Company anticipates that hundreds of potential targets may be examined over a five year period, and Berlex will have options to commercialize products from any validated targets.


         Schering will make an equity investment of up to $5 million over the next year and will separately provide loans of up to $2 million annually for each of the next five years. The first equity investment was completed in May 1997, resulting in proceeds of $2.5 million to the Company in exchange for 212,766 shares of Common Stock. The loans, which are to carry an interest rate of 8% per annum, are convertible into equity at the option of Schering under certain circumstances. Principal and interest payments on the loans are deferred until maturity of the loans which is in April 2004. In addition, Schering will make research payments of $2 million a year for the next five years and RPI may earn success fees upon product development milestones, and will manufacture synthetic ribozyme products and receive royalties on sales of both ribozyme and non-ribozyme products resulting from the collaboration. All such payments are subject to certain restrictions, including receipt of certain third party consents and the termination of the research collaboration at Schering's option at any time after April 9, 1998.



  CHIRON

         In July 1994, RPI entered into a collaborative agreement with Chiron under which RPI and Chiron have agreed to collaborate in the research, development and marketing of ribozyme products directed toward certain genetic targets. In connection with the collaboration, the Company and Chiron will each contribute intellectual property and other resources to the development of the targeted ribozyme products. As of the date of this filing, the designated genetic targets and their associated clinical indications are HIV, VEGF receptors (retinopathy/corneal transplant rejection/cancer), ras and c-myb (proliferative diseases) and another viral disease. The field of the agreement includes diagnostic, prophylactic and therapeutic applications of ribozymes directed toward these genetic targets. The parties are concentrating their initial collaborative research efforts on the VEGF receptor for diseases associated with angiogenesis and HIV targets. The term of the research program is five years, renewable with the consent of both parties. RPI and Chiron have agreed to exclusively collaborate on up to five specific targets and to reserve up to four other potential targets at any one time during the term of the agreement. Chiron may reject any new targets suggested by RPI; however, RPI may reject new targets suggested by Chiron only in certain circumstances.

         The agreement provides that each party must pay its own pre-clinical research costs. The parties generally will share equally in the development costs and net profits of any jointly developed products. However, either RPI or Chiron may elect not to participate in the clinical development of any particular product. If both parties elect not to continue development, then a third party may be sought to develop the product under license to both parties. In the event either RPI or Chiron elects to continue funding clinical development alone, then the non-developing party would not share in the profits derived from the sale of that product but would receive a royalty based on net sales. However, the non-developing party may elect to retain its interest in the profits of a particular product in which it has shared funding through Phase I clinical trials, but has declined to fund Phase II or Phase III clinical trials, at either the commencement of Phase III testing or the filing of a New Drug Application ("NDA") or Product License Application ("PLA"). Upon such an election, the non-developing party must pay its share of the development costs to date, plus a predetermined risk premium. Under certain circumstances, RPI may pay up to 50% of such payment in shares of its Common Stock. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

         If either party declines to fund clinical development for a product which subsequently fails to receive regulatory approval or is otherwise abandoned, then the developing party may offset its development costs for one such failed product with the profits otherwise allocable to the other party from successful products.

         RPI retains the right to manufacture chemically synthesized ribozyme products resulting from the collaboration, whether jointly developed, or developed by Chiron or RPI individually. Chiron and RPI will collaborate for the manufacture of retroviral vector applications (gene therapy).

         Chiron holds exclusive marketing rights for all jointly developed products, subject to a co-promotion agreement for sales in North America and Europe. In the Far East, Chiron has exclusive marketing rights with the right to sublicense, although RPI retains the right to share in 50% of the profits. The collaborative term for jointly developed products is 30 years. The license for solely developed products is 15 years after first commercial sale or the duration of patent protection, whichever is longer.

         As part of the collaboration, Chiron made an equity investment of $4.36 million in the Company. In addition, Chiron purchased from the Company 377,202 shares of Common Stock with an aggregate purchase price of $3.64 million in 1996 at the time of the Company's initial public offering. Also at the time of the Company's initial public offering, the Company issued Chiron a warrant to purchase 444,444 shares of the Company's Common Stock which is exercisable at a price of $22.50 per share, for an aggregate purchase price of $4.50 per warrant share. In 1994, Chiron paid the Company $0.45 per warrant share, or $200,000 and the balance of the warrant purchase price, $4.05 per warrant share, or $1.8 million, was paid to the Company upon completion of its initial public offering.

         In May 1996, the Company entered into a target validation collaboration with Chiron for the use of ribozymes to characterize gene function. The collaboration gives Chiron the right to develop and commercialize products that result from the collaboration, and would entitle RPI to receive product development milestone payments and royalties on sales of any such commercial products. Chiron and RPI each pay a portion of the research and development expenses of the collaboration and the Company agreed to pay Chiron $1.8 million, which was paid in 1996, for research funding related to the collaboration.


  DOWELANCO

         In September 1993, RPI entered into a two-year collaborative research feasibility study with DowElanco. The parties extended the study through April 1, 1996. The goal of the feasibility study was to demonstrate the ability of ribozymes to alter corn. Under the agreement, DowElanco provided support of research for the feasibility study conducted at RPI. The feasibility study has been completed, and in April 1997 the Company entered into a long term commercialization agreement with DowElanco. The agreement provides DowElanco with a world-wide, non-exclusive license to commercialize oil, meal and starch products in corn and several other crops. RPI will receive royalties on products sold. The Company does not expect to receive royalties, if any, from such license for a substantial period of time.

  INTELLIGENE

         In March 1997, the Company granted a worldwide exclusive license to IntelliGene to develop and sell diagnostics for several target diseases using ribozymes in amplified nucleic acid formats. IntelliGene is a private, venture-backed biotechnology company located primarily in Jerusalem, Israel with an office in Sudbury, Massachusetts. IntelliGene is developing diagnostic products using ribozymes created using a process called in vitro evolution. The agreement provides for IntelliGene to develop diagnostic tests initially against six infectious diseases in their laboratories in Jerusalem and elsewhere, and to develop, make and sell diagnostic products based on these tests, either alone or through sublicenses. RPI received a license fee and will receive royalties on product sales as part of this agreement, and may assist in the research and development efforts.


MANUFACTURING AND MARKETING STRATEGY

         In order to support its pre-clinical and clinical trial manufacturing requirements, the Company has constructed manufacturing facilities that it believes comply with applicable regulatory requirements and has established operational Quality Assurance and Quality Control procedures. The Company believes that its existing facilities will be satisfactory for production of ribozymes needed through Phase II clinical trials for the Company's current product portfolio.

         The Company currently does not have the facilities or means to manufacture on a commercial scale, market, distribute or sell any of its potential products, including its drug development candidates. RPI will need to develop its own facilities or contract with third parties for the manufacture of products for Phase III clinical trials and commercial quantities for any products that it may develop for its own account or in connection with collaborative arrangements in which it has retained manufacturing rights.

         The Company has expanded its quality control and quality assurance program internally, including a set of standard operating procedures designed to assure that the Company's products manufactured by or for it are conducted in accordance with cGMP and other applicable domestic and foreign regulations. See "Risk Factors--Uncertainty of Governmental Regulation" and "--Lack of Manufacturing Experience; Reliance on Contract Manufacturers."

         The Company has entered into strategic partnerships with Chiron and Schering that include the right for RPI to manufacture chemically synthesized ribozyme products.

         The Company expects to market and sell certain of its products, if successfully developed, directly and through co-promotion or other licensing arrangements with third parties, including its collaborators and licensees. In certain markets, the Company may enter into distribution or partnership agreements with pharmaceutical or biotechnology companies that have large, established sales organizations. See "Risk Factors--Lack of Sales and Marketing Experience; Dependence on Third Parties."

         In connection with the establishment of its manufacturing capabilities, the Company has entered into collaborations with Pharmacia Biotech and Protogene. In November 1995, the Company and Pharmacia Biotech agreed to collaborate on the development of better synthesis and purification methods for the preparation of modified amidites and chimeric oligonucleotides. The goal of the collaboration is to reduce the cost of manufacturing ribozymes and other oligonucleotide products that use amidites. Pharmacia Biotech, which is a subsidiary of Pharmacia & Upjohn, Inc., has expertise in the manufacture of oligonucleotide synthesis and purification instrumentation and software. Under the terms of the collaboration, Pharmacia Biotech is providing RPI with synthesis instrumentation and software, research funding and milestone payments, a portion of which may be set-off against future royalties payable to RPI.

         In December 1996, the Company entered into an agreement with Protogene, a private biotechnology company, to develop an instrument which allows high throughput synthesis of non-DNA oligonucleotides. Under the terms of the collaboration, RPI is supporting research and development, has made an equity investment in Protogene and will have the option to buy the instrument.

COMPETITION

         RPI is engaged in the rapidly developing field of gene modulation. Competition among entities attempting to develop gene modulation products for the treatment of diseases is intense and is expected to increase. The Company faces specific competition from other companies engaged in the research, development and commercialization of ribozyme-based technology as well as competition from companies attempting other methods of gene expression control, such as antisense and triplex. In addition, the Company competes with large pharmaceutical companies and established biotechnology firms, many of whom are developing new products for the treatment of the same diseases targeted by the Company. In some cases, those companies have already commenced clinical trials for their products. Many of these companies have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical studies and clinical trials, obtaining regulatory approvals and marketing than the Company. The Company's collaborators and licensees may be conducting research and development programs directed at the same diseases that the Company is targeting. In particular, the Company is aware that Chiron is conducting product development programs that may be competitive with certain of the RPI/Chiron collaborative programs. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. In addition, companies that complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before their competitors may achieve a significant competitive advantage. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for products and clinical development and marketing. These companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel. In addition to the above factors, RPI faces competition based on product efficacy, safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. See "Risk Factors--Dependence on Collaborative Relationships" and "--Intense Competition; Rapid Technological Change."


PATENTS AND PROPRIETARY TECHNOLOGY

         RPI believes that patents and other proprietary rights are crucial to the development of its business. In addition to patents, the Company relies upon trade secrets, know-how and continuing technological innovations in the design, synthesis, and purification of ribozymes and in nucleic acid chemistry. The Company also relies on licensing opportunities to develop and maintain its competitive position. It is the Company's policy to file patent applications when appropriate to protect technology, inventions, and improvements that are considered important in the development of its business.

         At the core of RPI's technology are inventions and patents of University of Colorado ("CU") Dr. Thomas R. Cech and various associates of
Dr. Cech. Pursuant to the policies of CU, these inventions and the patents issued thereon (the "Cech Technology") became the property of CU. The Cech Technology was assigned to CU's affiliate, University Research Corporation ("URC"), which in turn assigned the rights to license certain of the Cech Technology to Competitive Technologies, Inc. ("CTI"), formerly known as University Patents, Inc. United States Biochemical Corporation ("USB") licensed the Cech Technology pursuant to two sublicenses. One of these sublicenses was for the Cech Technology held by CTI. In November 1996 USB assigned to RPI its rights under the sublicense from CTI and RPI entered into an amended and restated license with CTI. RPI also has obtained a license from URC and a sublicense from USB for other Cech Technology held by URC. The CTI license, URC license and USB sublicense together grant RPI the exclusive (except for non-commercial academic research) worldwide right, among other things, to make, use and sell RNA enzymes covered by licensed patents and products incorporating them. The URC license and USB sublicense are fully paid. The CTI license provides for the payment of a royalty on sales of products incorporating RNA enzymes, covered by licensed patents, and for certain minimum annual royalties. RPI may grant sublicenses to the licensed technology subject to the payment to CTI of a share of royalty income from such sublicenses or a royalty on sales from sublicensed products, methods or services, depending on the particular licensed patents involved. In addition, RPI must pay CTI a share of any option fee, license fee, prepaid royalty or other "front-end" fee other than research and development funding paid in connection with such sublicense.

         In September 1993, RPI was granted a right of first refusal to license any new inventions, improvements and patents related to ribozyme technology developed by Dr. Cech or others at CU, in exchange for certain payments. In order to maintain this right, RPI has agreed to fund research at CU through an unrestricted grant of $750,000 payable in various installments over a five year period commencing in September 1993. As of December 31, 1996, $375,000 of the unrestricted grant is still payable. In addition, RPI has agreed to pay CU a fee for each invention disclosure accepted by RPI under the license.

         As part of the Company's overall intellectual property strategy, it enters selectively into agreements with academic institutions either to license pre-existing technology or to support the development of new technologies and gain the commercial rights to such new technologies. The Company has a number of these agreements in place with institutions such as Duke University, Garching Innovation GMBH, Georgetown University, Massachusetts Institute of Technology, Stanford University, University of Florida, University of Toronto, University of Vermont, and Yale University.

         In January 1996, the Company entered into a License Agreement with the City of Hope for an HIV therapeutic based upon ribozyme technology. Under the agreement, the Company has the exclusive right to, among other things, develop and commercialize a particular combination of ribozymes using a retroviral vector for an HIV/AIDS therapeutic. The Company must pay certain minimum royalties prior to commercialization, and other royalties upon sales of product.

         As a result of these licenses and sublicenses, and RPI's own internal research, RPI has exclusive worldwide rights to at least 25 issued patents in the United States, 3 patents granted in Europe, 1 patent granted in Japan and 3 issued patents in Australia. In addition, Notices of Allowance have been received for at least 16 patents from the United States Patent and Trademark Office, for a total of at least 48 patents issued or allowed in the United States and abroad. Six of the 25 United States issued patents, 1 European patent and 1 Japanese patent cover the use of an enzymatic RNA to cleave a single stranded RNA (the "Cech Patents"). The Company believes that the Cech Patents grant the right to exclude others from practicing ribozyme technology as it is currently known to the Company in the United States, Europe and Japan irrespective of the application, the method of production, the method of purification, or the ribozyme motif used. Unless extended, the Ribozyme Patents will expire in December 2008 in the United States and December 2007 in Europe and in Japan. The additional issued patents cover both ribozyme technology (e.g., ribozyme design, synthesis, chemical modifications, delivery, ribozyme motifs, vector production, target site selection) as well as application to specific therapeutic targets.

         In addition, RPI has filed or holds exclusive licenses to more than 100 pending United States and related foreign applications. The Company's patent portfolio includes approximately 40 United States applications for various areas of interest in human therapeutics and diagnostics and certain agricultural uses. The portfolio also includes approximately 80 United States applications related to the chemistry, design, optimization, manufacture, and delivery of ribozyme products.

         The Company has filed opposition documents against two patents granted to a competitor in Europe. Opposition proceedings against certain European and Japanese patents of the Company have been initiated by its competitors. In addition, interference proceedings against certain of the Company's other patents and patent applications are anticipated in the U.S. The Company believes that its patents and applications are soundly based, but the extent of protection may vary in different countries and no assurance can be given that any patent will provide commercially significant protection or will not be challenged, invalidated, or circumvented. However, litigation could be necessary to protect the Company's patent position, which would result in substantial cost to, and diversion of efforts by, the Company.

         Competitors or other patent holders could bring legal actions against the Company involving the Company's patents, patent applications or rights to use proprietary technology. If any actions are successful, in addition to any potential liability for damages, the Company could be enjoined from selling the affected product, or be required to obtain a license in order to continue to manufacture or market the product. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. There has been, and the Company believes that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. Any additional litigation could consume a substantial portion of the Company's resources regardless of the outcome.

         It is the Company's policy to require its employees, consultants, members of its Scientific Advisory Board and parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment or consulting relationships or a collaboration with the Company. These agreements provide that all confidential information developed or made known during the course of the relationship with the Company is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions resulting from work performed for the Company, utilizing property of the Company or relating to the Company's business and conceived or completed by the individual during employment shall be the exclusive property of the Company to the extent permitted by applicable law. There can be no assurance, however, that these agreements will provide meaningful protection of the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information. See "Risk Factors--Uncertainty of Protection of Patents and Proprietary Rights."


GOVERNMENT REGULATION

         The production and marketing of the Company's products and its research and development activities are subject to regulation for safety, efficacy and quality by numerous government authorities in the United States and other countries. In the United States, drugs are subject to rigorous FDA regulation. The Federal Food, Drug and Cosmetic Act, as amended and the regulations promulgated thereunder, and other federal and state statutes and regulations, govern, among other things the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of the Company's human therapeutic products. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources.

         The steps required before a pharmaceutical agent may be marketed in the United States include (i) pre-clinical laboratory tests, in vivo pre-clinical trials and formulation studies, (ii) the submission to the FDA of an IND, which must become effective before human clinical trials commence,
(iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug, (iv) the submission of an NDA to the FDA and
(v) FDA approval of the NDA prior to any commercial sale or shipment of the drug. In addition to obtaining FDA approval for each product, each drug manufacturing establishment must be registered with, and approved by, the FDA. Domestic manufacturing establishments are subject to biennial inspections by the FDA and must comply with cGMP for both drugs and devices. To supply products for use in the US, foreign manufacturing establishments must comply with cGMP and are subject to periodic inspection by the FDA or by regulatory authorities in such countries under reciprocal agreements with the FDA.

         In addition to FDA requirements, the National Institutes of Health ("NIH") has established guidelines for research involving recombinant DNA molecules, which are utilized by the Company and certain of its collaborators and licensees in their research. These guidelines apply to all recombinant DNA research within the United States or its territories which is conducted at or supported by the NIH. Under current guidelines, proposals to conduct clinical research involving gene therapy which is supported by the NIH must be reviewed by the NIH Recombinant DNA Advisory Committee. The Company's vector delivery of ribozymes will need to be reviewed by this Committee.

         The FDA has also initiated procedures designed to provide broader access to certain investigational drugs prior to marketing approval. In 1987, the FDA adopted regulations authorizing "treatment INDs" for investigational drugs designed to treat serious and life-threatening diseases where no satisfactory alternate therapies exist. The sponsor of a treatment IND is required to comply with the regular IND requirements, including institutional review board approval and patient informed consent. In addition, the sponsor must be actively pursuing marketing approval for the investigational drug, and may not promote the drug prior to marketing approval.

         Pre-clinical tests include laboratory evaluation of product chemistry and formulation, as well as animal studies to assess the potential safety and efficacy of the product. Compounds must be formulated according to cGMP and pre-clinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practices ("GLP"). The results of the pre-clinical tests are submitted to the FDA as part of an IND and are reviewed by the FDA prior to the commencement of human clinical trials. Additional pharmacology and toxicology studies are generally conducted concurrently with human clinical trials.

         Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients, under the supervision of qualified principal investigators. Initial clinical trials are conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an independent Institutional Review Board ("IRB") at the institution at which the study will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

         Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the drug into healthy human subjects, the drug is tested for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and pharmacokinetics (clinical pharmacokinetics and pharmacology). Phase II involves studies in a limited patient population to (i) determine the efficacy of the drug for specific, targeted indications, (ii) determine optimal dosage and (iii) identify possible adverse effects and safety risks. When a compound appears to be effective and to have an acceptable safety profile in Phase II clinical trials, Phase III clinical trials are undertaken to further evaluate and confirm clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. There can be no assurance that Phase I, Phase II or Phase III clinical trials will be completed successfully within any specified time period, if at all, with respect to any of the Company's products subject to such testing. Furthermore, the Company or the FDA may delay or suspend clinical trials at any time if it is felt that the subjects or patients are being exposed to an unacceptable health risk.

         The results of the pharmaceutical development, pre-clinical trials and clinical trials are submitted to the FDA in the form of an NDA for approval of the marketing and commercial shipment of the drug. The testing and approval process is likely to require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The FDA may deny an NDA if applicable regulatory criteria are not satisfied, require additional testing or information, or require extensive post marketing testing and surveillance to monitor the safety or efficacy of the Company's products if they do not view the NDA as containing adequate evidence of the safety and efficacy of the drug. Notwithstanding the submission of such data, the FDA may ultimately decide that the application does not satisfy its regulatory criteria for approval. Moreover, if regulatory approval of a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing.

         Among the conditions for NDA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to cGMP, which must be followed at all times. In complying with standards set forth in these regulations, manufacturers (including a drug sponsor's third party contract manufacturers) must continue to expend time, money and effort in the area of production and quality control to ensure full technical compliance.

         In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. The Company's research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

         For marketing outside the United States, the Company will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs and devices. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. The Company does not currently have any facilities or personnel outside the United States. See "Risk Factors--Uncertainty of Governmental Regulation" and "--Hazardous Materials."

SCIENTIFIC ADVISORY BOARD ("SAB")

         The Company is assisted in its research and development activities by its SAB, composed of leading scientists who meet several times each year to review the Company's research and development activities, discuss technological advances relevant to the Company and its business and otherwise assist the Company as appropriate. In addition, the Company has collaborative relationships with several SAB scientists that further advance the ribozyme technology. The members of the SAB are listed below:

Thomas Cech, Ph.D.                         Distinguished Professor, Department
                                           of Chemistry & Biochemistry,
                                           University of Colorado; Chairman,
                                           SAB


Edward Mocarski, Ph.D.                     Professor and Chairman, Departments
                                           of Microbiology & Immunology,
                                           Stanford University

Gary Nabel, M.D., Ph.D.                    Professor, Departments of Internal
                                           Medicine and Biological Chemistry,
                                           University of Michigan

Joan Steitz, Ph.D.                         Henry Ford II Professor of Molecular
                                           Biophysics and Biochemistry,
                                           Department of Biophysics and
                                           Biochemistry, Yale University

Bruce Sullenger, Ph.D.                     Assistant Professor, Departments of
                                           Experimental Surgery and Genetics,
                                           Duke University

Olke Uhlenbeck, Ph.D.                      Professor, Department of Chemistry
                                           and Biochemistry, University of
                                           Colorado

         Each member of the Scientific Advisory Board has entered into an exclusive consulting agreement with RPI in the field of ribozymes, whereby the member agrees to provide research, investigation and consultation services to the Company in exchange for an honorarium for meetings attended and the award of stock options. The scientific advisors are employed by employers other than the Company and may have commitments to or consulting advisory contracts with other entities that may limit their availability to the Company. Although generally each scientific advisor agrees not to perform services for another person or entity which would create a conflict of interest with the scientific advisor's services for the Company, there can be no assurance that such a conflict will not arise. Inventions or processes discovered by a scientific advisor will not, unless otherwise agreed, become the property of the Company, but will remain the property of the scientific advisor or his or her employers. The Company has entered into confidentiality and non-disclosure agreements with each SAB member.


EMPLOYEES

         As of June 30, 1997, the Company had 79 full-time employees, including a technical scientific staff of 60. There can be no assurance that the Company will be able to continue to attract and retain qualified personnel in sufficient numbers to meet its needs. None of the Company's employees is covered by collective bargaining arrangements and management considers relations with its employees to be good.

FACILITIES

         RPI currently leases approximately 30,000 square feet of laboratory and office space at 2950 Wilderness Place, Boulder, Colorado. The Company leases this space under an operating lease that lasts through 2007. The Company believes that the existing facility will be sufficient to meet its needs through 1998.


LEGAL PROCEEDINGS

         Other than the proceedings described under "Business--Patents and Proprietary Technology," RPI is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company and their ages as of August 22, 1997, are as follows:


                   NAME                                    AGE                      POSITION
                   ----                                    ---                      --------
Ralph E. Christoffersen, Ph.D.(1).......................    59      Chief Executive Officer, President and Director
Lawrence E. Bullock.....................................    41      Vice President of Administration and Finance, Chief
                                                                    Financial Officer and Secretary
Thomas H. Rossing, M.D...................................   47      Vice President of Product Development
Alene A. Holzman.........................................   40      Vice President of Business Development and General
                                                                    Manager of Target Validation and Discovery Business
Nassim Usman, Ph.D.......................................   38      Vice President of Research
David T. Morgenthaler (1),(2)............................   78      Chairman of the Board
Jeremy L. Curnock Cook (3)...............................   48      Director
Anthony B. Evnin, Ph.D. (1),(3)..........................   56      Director
Charles M. Hartman (2)...................................   55      Director
Anders P. Wiklund (2),(3)................................   57      Director


---------------

(1)      Member of the Executive Committee.

(2)      Member of the Compensation Committee.


(3)      Member of the Audit Committee.


         RALPH E. CHRISTOFFERSEN, PH.D. has served as Chief Executive Officer, President and Director of RPI since June 1992. Prior to joining the Company, Dr. Christoffersen was Senior Vice President and Director of U.S. Research at SmithKline Beecham Pharmaceuticals from 1989 to June 1992, and prior to that, held senior management positions in research at The Upjohn Company from 1983 to 1989. Prior to joining The Upjohn Company, Dr. Christoffersen served as a Professor of Chemistry and Vice Chancellor for Academic Affairs at the University of Kansas, and as President of Colorado State University. He received his Ph.D. in physical chemistry from Indiana University.

         LAWRENCE E. BULLOCK has served as Vice President of Administration and Finance, Chief Financial Officer and Secretary since January 1996. Prior to joining RPI, Mr. Bullock was Chief Financial Officer, Director of Finance and Administration and Secretary of La Jolla Pharmaceutical Company, a biopharmaceutical company, from December 1990 to January 1996. Mr. Bullock received his M.B.A. from the University of Utah in 1980.

         THOMAS H. ROSSING, M.D. has served as Vice President of Product Development since July 1997. Prior to joining the Company, Dr. Rossing was Vice President of Clinical Development and Regulatory Affairs at Gene Medicine, Inc. from July 1996 to July 1997. Prior to that, Dr. Rossing was Director of International Respiratory Clinical Research at Glaxo Wellcome from March 1993 to July 1996, Director of Clinical Pharmacology and Worldwide Regulatory Liaison at Merck Research Laboratories and a staff physician at Brigham and Women's Hospital in Boston, Massachusetts. He received his M.D. degree from Harvard University.


         ALENE A. HOLZMAN has served as Vice President of Business Development and General Manager of Target Validation and Discovery Business since April 1997. Prior to joining the Company, Ms. Holzman was Vice President of ChemTrak Corporation, a medical technology firm, from January 1990 to March 1997 where she was responsible for Finance, Business Development and Marketing and Sales. From 1987 to 1990, she was Vice President of CytoSciences, Inc., a biomedical company and from 1981 to 1987 she was Vice President of Marketing and Sales for Hana Biologics, Inc. (now Cell Genesys Corporation), a publicly held biotechnology firm. Ms. Holzman received her M.B.A from the University of California at Berkeley.

         NASSIM USMAN, PH.D. has served as Vice President of Research of RPI since May 1996. From April 1994 until May 1996 Dr. Usman served as Director of Chemistry and Biochemistry Research at the Company and from September 1992 until April 1994, Dr. Usman served as Senior Scientist in Chemistry and Biochemistry of RPI. Prior to joining RPI, Dr. Usman was a Postdoctoral Fellow and Scientist in the Departments of Biology and Chemistry at the Massachusetts Institute of Technology from January 1987 to September 1992. Dr. Usman received his Ph.D. in chemistry from McGill University.

         DAVID T. MORGENTHALER has served as a director of RPI since February 1992 and was elected Chairman of the Board in December 1995. Mr. Morgenthaler was a founder of, and has been Managing Partner of Morgenthaler Ventures, a private venture capital firm, since 1968. He has been a director of a substantial number of public and private companies. Mr. Morgenthaler received his M.S. degree from the Massachusetts Institute of Technology.


         JEREMY L. CURNOCK COOK has served as a Director of RPI since July 1995. Mr. Cook is a Director of Rothschild Asset Management and has been responsible for the Rothschild Bioscience Unit since 1987. Mr. Cook founded the International Biochemicals Group in 1975 which he subsequently sold to Royal Dutch Shell in 1985, remaining as Managing Director until 1987. He is also a director of The International Biotechnology Trust plc, Creative BioMolecules Inc., Targeted Genetics Inc., Cantab Pharmaceuticals plc, and Biocompatibles International plc. Mr. Cook holds an M.A. in Natural Sciences from Trinity College Dublin.


         ANTHONY B. EVNIN, PH.D. has served as a Director of RPI since February 1992. Dr. Evnin has been a General Partner of Venrock Associates, a venture capital partnership, since 1975. He is also a director of Arris Pharmaceutical Corporation, Centocor, Inc., SUGEN, Inc., Opta Food Ingredients, Inc., Kopin Corporation and Triangle Pharmaceuticals, Incorporated. Dr. Evnin received his Ph.D. from the Massachusetts Institute of Technology.

         CHARLES M. HARTMAN has served as a Director of RPI since February 1992. He has been a General Partner of CW Group, a venture capital partnership, since 1983. From 1965 to 1983 Mr. Hartman held a number of positions with Johnson & Johnson. He is a director of SUGEN, Inc.

         ANDERS P. WIKLUND has served as a Director of RPI since August 1994. Mr. Wiklund has been with Biacore Holdings Inc., since January 1997, where he is Senior Vice President. Previously, from 1967 through 1996, Mr. Wiklund served in numerous executive positions for the Kabi and Pharmacia group of companies, including President and CEO of Kabi Vitrum Inc., and Kabi Pharmacia, Incorporated. Mr. Wiklund is also a director of Trega Bioscience, Inc., Medivir, A.B., InSite Vision, Inc., and Vascular Therapeutics, Incorporated. Mr. Wiklund graduated from the Pharmaceutical Institute in Stockholm, where he received a Master of Pharmacy degree.





COMMITTEES


         The Executive Committee consists of Drs. Evnin and Christoffersen and Mr. Morgenthaler. The Board of Directors has delegated its power and authority to manage and operate the Company in the ordinary course of business to the Executive Committee and to do all things that the Board of Directors is authorized to do except to approve certain extraordinary corporate transactions which power is reserved to the Board in the Company's bylaws.





         The Compensation Committee consists of Messrs. Hartman, Morgenthaler and Wiklund. The Compensation Committee reviews and recommends for Board approval the Company's option plans and makes policy decisions concerning salaries and incentive compensation for employees and consultants of the Company, and reviews and recommends for Board approval compensation for executive officers.


         The Audit Committee consists of Dr. Evnin and Messrs. Cook and Wiklund. The Audit Committee makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions.


DIRECTORS' COMPENSATION

         Effective March 1997, Directors of the Company who are not salaried officers or employees receive a fee of $1,000 per day for each Board or committee meeting attended and $500 per day for participation in a telephonic meeting of the Board or a Board committee. Effective May 1997 nonemployee directors also receive stock options to purchase 5,000 shares of Common Stock annually under the Company's 1996 Stock Option Plan. In 1996, Board members received no compensation for service on the Board or Board committees, except that Mr. Wiklund received $1,000 for each Board meeting attended and stock options to purchase 4,444 shares of Common Stock. Directors may also be reimbursed for certain expenses in connection with attendance at Board and committee meetings.


EXECUTIVE COMPENSATION


         The following table sets forth information concerning all compensation received for services rendered in all capacities to the Company for the three years ended December 31, 1996, by Dr. Christoffersen, the Company's CEO and President, and by the two other executive officers of the Company, Mr. Bullock and Dr. Usman, whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 1996 (the "Named Executive Officers"). No stock appreciation rights were granted to the Named Executive Officers in such years.

                           SUMMARY COMPENSATION TABLE


                                                                                         LONG TERM
                                              ANNUAL COMPENSATION                      COMPENSATION
                                   -----------------------------------------      -----------------------
                                                                                                  SHARES
                                                                                                  UNDER-
                                                                                                   LYING
                                                                     OTHER         RESTRICTED     OPTIONS
                                                                     ANNUAL          STOCK        GRANTED    ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR     SALARY ($)  BONUS ($) COMPENSATION ($) AWARDS ($)       (#)   COMPENSATION ($)
--------------------------------------------------------------------------------------------------------------------------
  Ralph E. Christoffersen, Ph.D.   1996      247,248         --     70,000(1)       188,100(2)     97,770   153,910(2)
  Chief Executive Officer and      1995      244,614     50,000     50,000(1)          --             --        --
  President                        1994      234,886     25,000     25,000(1)          --             --        --

  Lawrence E. Bullock              1996      118,433     15,000     24,993(3)          --          66,000       --
  Vice President of
  Administration and Finance,
  CFO and Secretary

  Nassim Usman, Ph.D.              1996      132,919     25,000     20,499(4)          --          53,892       --
  Vice President of Research       1995      101,652      8,650        --              --           8,332       --
                                   1994       93,304      8,550        --              --           5,332       --


---------------------

(1) Amounts include:  $50,000, $50,000 and $25,000 in 1996, 1995 and 1994,
    respectively, of forgiveness of a loan made by the Company to Dr. Christoffersen in 1992 related to relocation expenses. In addition, the Company compensated Dr. Christoffersen $20,000 in 1996 to assist him with the tax liability relating to the loan forgiveness. See "Management--Employment Agreements."
(2) Amounts relate to a bonus of $342,010 payable $153,910 in cash and $188,100 in shares of Common Stock at the Company's initial public offering price (18,810 shares at an initial public offering price of $10.00 per share) upon closing of the Company's initial public offering in April 1996. See "Management--Employment Agreements."
(3) Amount includes $9,058 representing imputed interest related to a loan of $75,000 made by the Company to Mr. Bullock in 1996 relating to relocation expenses. Amount also includes $15,935 to reimburse Mr. Bullock for his costs in connection with his relocation from California. See "Management--Employment Agreements."

(4) Amount represents imputed interest, grossed-up for tax purposes, related to an interest-free loan of $75,000 made to Dr. Usman in 1996. See "Management--Employment Agreements."

EMPLOYMENT AGREEMENTS

         In May 1992 the Company entered into an Employment Agreement (the "Christoffersen Agreement") with Ralph E. Christoffersen, Ph.D., the Company's President and Chief Executive Officer, which, as amended, currently provides for (i) an annual salary of $269,500, (ii) an annual performance-based cash bonus of up to $80,000, (iii) a performance based cash bonus of $25,000, received in 1997, (iv) an interest-free loan of $250,000 given in 1992, which currently has an outstanding balance of $25,000 as of June 30, 1997, which will be forgiven if Dr. Christoffersen remains an employee of the Company through December 31, 1997, and if such is the case, Dr. Christoffersen will be paid an amount equal to the taxes payable by him on such loan forgiveness, (v) repayment of certain relocation expenses, (vi) the grant of options to acquire 74,444 shares of Common Stock at an exercise price of $0.45 per share, which option vests ratably over five years, (vii) the grant of options to acquire 31,446 shares of Common Stock at an exercise price of $0.45 per share, which options vested upon the Company's completion of certain performance milestones,
(viii) the grant of options in January 1996 to acquire 18,887 shares of Common Stock at an exercise price of $2.70, which options vest upon the completion of certain performance milestones, (ix) the grant of options in September 1996 to acquire 20,000 shares of Common Stock at an exercise price of $11.85, which options vest upon the completion of certain performance milestones, (x) the grant of options in September 1996 to acquire 55,550 shares of Common Stock at an exercise price of $11.85 per share, which options vest ratably over five years, (xi) the grant of options in January 1997 to acquire 24,450 shares of Common Stock at an exercise price of $11.06 per share, which options vest ratably over five years, (xii) the grant of options in March 1997 to acquire 60,000 shares of Common Stock at an exercise price of $10.75 per share, which options vest upon the completion of certain performance milestones, and (xiii) a bonus of $342,010, which was paid in cash and Common Stock upon the completion of the Company's initial public offering in April 1996. The Christoffersen Agreement is subject to termination upon Dr. Christoffersen's death, disability or for cause (as defined in the Christoffersen Agreement). In the event of the termination of Dr. Christoffersen's employment with the Company, he is entitled to receive all accrued salary and benefits up to the time of his termination and, unless he has been terminated for cause, nine months of severance pay at the same monthly rate as in effect at the time of his termination. If termination occurs after January 1, 2000, Dr. Christoffersen shall be paid a lump sum cash payment of up to $27,500.

         In January 1996 the Company entered into an employment agreement with Lawrence E. Bullock, the Company's Vice President of Administration and Finance, Chief Financial Officer and Secretary, which, as amended, currently provides for (i) an annual salary of $136,250, (ii) an annual performance-based cash bonus of up to $25,000, (iii) a signing bonus of $15,000, (iv) the grant of options to acquire 16,666 shares of Common Stock at an exercise price of $2.70 per share, which options vest ratably over five years or upon a change of control of the Company, (v) the grant of options to acquire 5,555 shares of the Common Stock at an exercise price of $2.70 per share which option vests subject to Mr. Bullock remaining with the Company for at least two years (vi) the grant of options in September 1996 to acquire 33,779 shares of Common Stock at an exercise price of $11.85 per share, which options vest ratably over five years, (vii) the grant of options in December 1996 to acquire 10,000 shares of Common Stock at an exercise price $11.25, which options vest ratably over five years, (viii) the grant of options in March 1997 to acquire 20,000 shares of Common Stock at an exercise price of $10.75 per share, which options vest upon the completion of certain performance milestones and (ix) repayment of certain relocation expenses including an interest-free loan of $75,000, given in 1996, which is forgivable in five equal installments, grossed-up for taxes, as long as Mr. Bullock remains employed by the Company. In the event of Mr. Bullock's termination without cause, he will be entitled to six months' severance pay at his then current salary.

         In May 1996 the Company entered into an employment agreement with Nassim Usman, Ph.D., the Vice President of Research, which, as amended, currently provides for (i) an annual salary of $158,000, (ii) an annual performance-based cash bonus of up to $25,000, (iii) the grant of options to acquire 17,000 shares of Common Stock at an exercise price of $15.25, of which 7,000 shares vest upon the completion of certain performance milestones and options for 10,000 shares vest ratably over five years, (iv) payment by the Company of the exercise price of certain vested options on each year's anniversary of Dr. Usman's appointment, up to $15,000 per year for a total of five years, as long as Dr. Usman is employed by the Company, satisfactory performance is maintained and shares acquired are not sold until one year after the five year period has ended, (v) the grant of options in September 1996 to acquire 26,892 shares of the Common Stock at an exercise price of $11.85 per share, which options vest ratably over five years, (vi) the grant of options in December 1996 to acquire 10,000 shares of the Common Stock at an exercise price of $11.25 per share, which options vest ratably over five years, (vii) the grant of options in March 1997 to acquire 20,000 shares of Common Stock at an exercise price of $10.75, which options vest upon the completion of certain performance milestones, and (viii) an interest-free loan of $75,000, given in May 1996, which is forgivable in five equal installments, grossed-up for taxes, as long as Dr. Usman remains employed by the Company. In the event of Dr. Usman's termination of employment by the Company without cause, he will be entitled to six months' severance pay at his then current salary.

         In February 1997 the Company entered into an employment agreement with Alene A. Holzman, the Company's Vice President of Business Development and General Manager of Target Validation and Discovery Business, which provides for
(i) an annual salary of $150,000, (ii) an annual performance-based cash bonus of up to $30,000, (iii) the grant of options to acquire 60,000 shares of Common Stock at an exercise price of $10.50, of which the options for 30,000 shares vest upon the completion of certain performance milestones and the options for 30,000 shares vest ratably over five years, and (iv) an interest-free loan of $75,000, given in June 1997, of which 33% will be forgiven annually, beginning on the first anniversary of Ms. Holzman's employment by the Company, as long as she is employed by the Company. In the event of Ms. Holzman's termination of employment by the Company without cause, she will be entitled to six months' severance pay at her then current salary.

         In July 1997 the Company entered into an employment agreement with Thomas H. Rossing, M.D., the Company's Vice President of Product Development, which provides for (i) an annual salary of $245,000, (ii) an annual performance-based cash bonus of up to $45,000, of which $20,000 is guaranteed as long as employment continues past December 31, 1997, (iii) the grant of options to acquire 100,000 shares of Common Stock at an exercise price of $8.50, of which the options for 50,000 shares vest upon the completion of certain performance milestones and the options for 50,000 shares vest ratably over five years, and (iv) an interest-free loan of $100,000, available upon request, of which 33% will be forgiven annually, beginning on the first anniversary of Dr. Rossing's employment by the Company, as long as he is employed by the Company. In the event of Dr. Rossing's termination of employment by the Company without cause, he will be entitled to six months' severance pay at his then current salary.


STOCK OPTION PLAN

         The Company's Incentive Stock Option Plan and the Non-Qualified Stock Option Plan were adopted by the Board of Directors in December 1992 (collectively the "1992 Plans"). In March 1996 the Company amended, restated and merged the 1992 Plans and named the resulting plan the 1996 Stock Option Plan (the "Plan"). Under the Plan, 1,667,154 shares of Common Stock are currently reserved for issuance upon exercise of options granted to employees, officers and consultants of the Company. The Plan will terminate in January 2006, unless sooner terminated by the Board of Directors. The purpose of the Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers, directors and consultants of the Company; and to promote the success of the Company's business. Pursuant to the Plan, the Company may grant or issue incentive stock options and supplemental (non-qualified) stock options to consultants, employees, officers and directors.

         The Plan provides for the grant of both incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended, and non-statutory stock options. The Board has delegated administration of the Plan to a Compensation Committee comprised of three independent directors. See "Management--Committees." Subject to the limitations set forth in the Plan, the Board or the Compensation Committee has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to determine whether an option is to be an incentive stock option or a non-statutory stock option, to establish vesting schedules, and, subject to certain restrictions, to specify the type of consideration to be paid upon exercise and to specify other terms of the options.

         The maximum term of options granted under the Plan is ten years (five years for an incentive option granted to a person who at that time owns 10 percent of the total combined voting power of all classes of stock). The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per optionee; portions in excess of such amount shall be treated as nonstatutory stock options. Options granted under the Plan are non-transferable and generally expire upon the earlier of the stated expiration date or three months after the termination of an optionee's service to the Company (18 months in the event the optionee's employment terminates by reason of death and 12 months in the event the optionee's employment terminates due to disability, or such longer or shorter period specified in the option agreement).

         The Board has discretion in connection with a merger, consolidation, reorganization or similar corporate event where the Company is the surviving corporation to prescribe the terms and conditions for the modifications of the options granted under the Plan. In the event of a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving corporation, all outstanding options will terminate unless assumed by another corporation.

         No specific vesting schedule is required under the Plan. The exercise price of incentive stock options must equal at least the fair market value of the Common Stock on the date of grant, except that the exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10 percent of the combined voting power of all classes of stock must be at least 110 percent of the fair market value of such stock on the date of grant. The exercise price on non-statutory stock options under the Plan may be no less than 85 percent of the fair market value of the Common Stock on the date of grant.



         The following table presents certain information concerning individual grants of stock options that were made under the Plan during 1996 to each of the Named Executive Officers. The table also sets forth the potential realizable values for the stock options based on future appreciation assumptions. There can be no assurance that the values shown in this table will be achieved. No stock appreciation rights were granted in 1996.


                          OPTION GRANTS IN FISCAL 1996



                                           INDIVIDUAL GRANTS
                               -------------------------------------

                                NUMBER OF     % OF TOTAL                OPTION
                                SECURITIES     OPTIONS                   DATE
                                UNDERLYING    GRANTED TO   EXERCISE     MARKET
                                 OPTIONS      EMPLOYEES    PRICE PER    VALUE      EXPIRATION
             NAME              GRANTED (#)    IN 1996(1)   SHARE ($)    ($)(2)        DATE
---------------------------------------------------------------------------------------------
 Ralph E. Christoffersen, Ph.D.      22,220(3)    4.6        2.70       10.00       01/03/06
                                     20,000(3)    4.1       11.85       11.88       09/20/06
                                     55,550      11.4       11.85       11.88       09/20/06
                                    -------      ----
                                     97,770      20.1
                                    =======      ====

 Lawrence E. Bullock                 16,666       3.4        2.70       10.00       01/23/06
                                      5,555(3)    1.1        2.70       10.00       01/23/06
                                     33,779       6.9       11.85       11.88       09/20/06
                                     10,000       2.1       11.25       11.25       12/06/06
                                    -------       ---
                                     66,000      13.5
                                    =======      ====

 Nassim Usman, Ph.D.                  7,000(3)    1.4       15.25       15.25       05/10/06
                                     10,000       2.1       15.25       15.25       05/10/06
                                     26,892       5.5       11.85       11.88       09/20/06
                                     10,000       2.1       11.25       11.25       12/06/06
                                    -------       ---
                                     53,892      11.1
                                    =======      ====


----------------------------




(1) The Company granted options representing an aggregate of 487,208 shares to employees of the Company in 1996 under the Plan.
(2) Options granted prior to the Company's initial public offering in April 1996 (exercise price: $2.70) are valued at $10.00 per share for stock price appreciation purposes. Options granted at $11.85 per share are valued based on a ten-day average prior to grant date.

(3) The options were granted under the 1996 Stock Option Plan, as amended, and become 100% vested upon the completion of certain performance milestones. All other options granted vest in increments of 20% over a five year period. The term of option grants are ten years from the date of grant.

         The following table sets forth certain information with respect to the exercise of options to purchase Common Stock in 1996 and the unexercised options held at December 31, 1996, and the value thereof, by the Named Executive Officers.



    AGGREGATED OPTIONS EXERCISED IN 1996 AND DECEMBER 31, 1996 OPTION VALUES


                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                  SHARES                            OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                ACQUIRED ON     VALUE            DECEMBER 31, 1996          DECEMBER 31, 1996 (1)
             NAME                EXERCISE     REALIZED(1)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
             ----                ---------    ----------    -------------------------    -------------------------
 Ralph E. Christoffersen, Ph.D.   76,112       $ 802,982         30,443 / 93,772           $ 286,177 / $ 184,743
 Lawrence E. Bullock                --             --                 0 / 66,000            $      0 / $ 184,434
 Nassim Usman, Ph.D.                --             --             6,446 / 63,554            $ 57,259 / $  78,136


---------------

(1) Represents the market value based upon the closing price per share of Common Stock as quoted on the Nasdaq National Market on December 31, 1996 ($11.00 per share), less the option exercise price.


401(k) PLAN

         As part of its effort to attract and maintain high quality staff, the Company adopted a 401(k) Salary Reduction Plan and Trust (the "401(k) Plan") on June 1, 1992, pursuant to which participating employees may quarterly contribute up to a maximum of 20 percent of their salary. All funds withheld from employees are paid to a trustee who invests for the benefit of members of the 401(k) Plan. The 401(k) Plan provides that the Company may match the employee's contributions with Common Stock.


EMPLOYEE STOCK PURCHASE PLAN

         In March 1996 the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan"), authorizing the issuance of 300,000 shares of Common Stock pursuant to purchase rights granted to employees of the Company. The Purchase Plan provides a means by which employees purchase Common Stock of the Company through payroll deductions. The Purchase Plan is implemented by offerings of rights to eligible employees. Generally, each offering is twenty-four months' duration with purchases occurring on each October 31 and April 30 during each offering (except that April 30, 1996, was not a purchase date). The initial offering began on April 11, 1996, and will terminate April 30, 1998. Common Stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of (i) 85 percent of the fair market value of a share of Common Stock on the date of commencement of participation in the offering or (ii) 85 percent of the fair market value of a share of Common Stock on the date of purchase. Generally, all regular employees, including executive officers, may participate in the Purchase Plan and may authorize payroll deduction of up to 15 percent of their base compensation for the purchase of stock under the Plan. The Company's Board of Directors has the authority to terminate the Purchase Plan at its discretion.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify.

         In addition, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.


                              CERTAIN TRANSACTIONS

         As of June 30, 1997 and in connection with the hiring of Dr. Christoffersen, Mr. Bullock, Ms. Holzman and Dr. Usman, the Company has made the following interest-free loans to each individual. See "Management-- Employment Agreements."

          NAME                     LOAN AMOUNT           REMAINING BALANCE(1)
          ----                     -----------           --------------------
Ralph E. Christoffersen, Ph.D....  $250,000(2)                $25,000
Lawrence E. Bullock..............    75,000(3)                 60,000
Alene Holzman....................    75,000                    75,000
Nassim Usman, Ph.D...............    75,000(3)                 60,000

---------------

(1)      As of June 30, 1997.
(2) The Company forgave (i) $50,000 of the outstanding principal amount in June 1993, (ii) $25,000 of the outstanding principal amount in January 1994, (iii) $50,000 of the outstanding principal amount in January 1995, (iv) $50,000 of the outstanding principal amount in January 1996, and (v) $50,000 of the outstanding principal amount in January 1997.
(3) The Company forgave $15,000 of the outstanding principal amount in April 1997 and June 1997, respectively, for Dr. Usman and Mr. Bullock.


         BioHoldings, Inc., an Ohio corporation ("BioHoldings"), purchased 748,433 shares of Common Stock for $0.214 per share on February 7, 1992.
Thomas A. Mann, one of the founders and a former director of the Company, held a controlling interest in BioHoldings. At the time of the Company's initial public offering in April 1996, pursuant to certain rights granted in the Stockholders Agreement dated February 7, 1992, between the Company, BioHoldings and certain investors, BioHoldings merged with the Company and the shareholders of BioHoldings received 778,002 shares of Common Stock in exchange for their shares of BioHoldings stock. H. Axel Schupf, one of the Company's former directors, and Mr. Mann received 19,450 and 420,510 shares of Common Stock, respectively, in exchange for their BioHoldings stock. Mr. Schupf and Robert
A. Paul, also a former director of the Company, were directors of BioHoldings.


         Chiron and the Company granted each other licenses to certain technologies and agreed to undertake research activities pursuant to the Collaborative Research, Development and Commercialization Agreement dated as of July 15, 1994, Chiron (i) purchased 100,000 shares of Common Stock for a purchase price of $3.60 per share, (ii) purchased 107,095 shares of the Company's Series E Preferred Stock for a purchase price of $37.35 per share, and (iii) purchased a warrant at a price of $4.50 per warrant share (for which Chiron has paid $0.45 per warrant share), exercisable for 444,444 shares of Common Stock for an exercise price of $40.50 per share. In February 1996, the Company amended the warrant issuable to Chiron to reduce the exercise price from $40.50 per share to $22.50 per share. At the time of the closing of the Company's initial public offering in April 1996, Chiron (i) purchased 377,202 shares of Common Stock for $3,640,000 at the initial public offering price less one-half of the underwriting discount, (ii) paid the Company $1,800,000 to complete the purchase of its warrant, and (iii) received 35,127 additional shares of Common Stock pursuant to antidilutive provisions.

         In May 1996 the Company entered into a collaboration with Chiron for the use of ribozymes to characterize gene function. The collaboration gives Chiron the right to develop and commercialize products that result from the collaboration, and entitle the Company to receive product development milestone payments and royalties on sales of any such commercial products. Chiron and the Company each pay a portion of the research and development expenses of the collaboration, and the Company agreed to provide Chiron $1.8 million, which was paid in 1996, for research funding related to the collaboration.


         The Company believes that the foregoing transactions were in its best interests. As a matter of policy, these transactions were, and all future transactions between the Company and any of its officers, directors or principal stockholders will be, approved by a majority of the independent members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information with respect to the beneficial ownership of Common Stock as of August 22, 1997, and as adjusted to reflect the sale by the Company of the 1,400,000 shares offered hereby (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each current director of the Company, (iii) each of the Named Executive Officers and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the Common Stock owned by them. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of August 22, 1997, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.


                                                                              Percentage Beneficially
                                                                                       Owned
                                                                              ----------------------
                                                Shares Beneficially            Before         After
             Name                                      Owned                  Offering      Offering
             ----                               --------------------          --------      --------
 Chiron Corporation(1)...................             1,063,868                   13.9%       11.8%
   4560 Horton Street
   Emeryville, California 94608

 International Biotechnology Trust plc...               737,633                   10.2         8.6
   c/o Rothschild Asset Management, Ltd.
   Five Arrows House
   St. Swithin's Lane
   London EC4N 8NR England

 Morgenthaler Venture Partners III(2)....               372,874                    5.0         4.3
   700 National Bank Building
   Cleveland, Ohio  44114

 Ralph E. Christoffersen, Ph.D.(3).......               158,031                    2.2         1.8

 Jeremy L. Curnock Cook(4)...............               737,633                   10.2         8.6

 Anthony B. Evnin, Ph.D.(5)..............               315,773                    4.4         3.7

 Charles M. Hartman(6)...................               251,917                    3.5         2.9

 David T. Morgenthaler(2)................               372,874                    5.2         4.3

 Anders P. Wiklund(7)....................                 4,444                      *           *

 Lawrence E. Bullock(8)..................                13,058                      *           *

 Nassim Usman, Ph.D.(9)..................                16,036                      *           *

 Executive officers and directors
 as a group (10 persons)(10).............             1,869,766                   25.6%       21.5%


----------------------------
*        Less than 1 percent.

(1) Includes 444,444 shares of Common Stock issuable upon exercise of warrants outstanding as of August 22, 1997. See "Description of Capital Stock--Warrants."

(2) Includes 362,874 shares held by Morgenthaler Venture Partners III and 10,000 shares held by Morgenthaler Family Partnership, both partnerships of which Mr. Morgenthaler is a general partner. Mr. Morgenthaler disclaims beneficial ownership of such shares except to the extent of his general partnership interests therein.
(3) Includes 3,333 shares of Common Stock owned by Dr. Christoffersen's daughter in which Dr. Christoffersen disclaims beneficial ownership. Amount also includes options to purchase 66,442 shares of Common Stock exercisable within 60 days of August 22, 1997.

(4) Includes 737,633 shares held by The International Biotechnology Trust plc, for which Rothschild Asset Management, Ltd. ("Rothschild") acts as investment advisor. Mr. Cook is a director of Rothschild and The International Biotechnology Trust plc, but disclaims beneficial ownership of such shares.

(5) Includes 218,022 shares held by Venrock Associates and 97,751 shares held by Venrock Associates II, L.P. (together "Venrock"). Mr. Evnin is a general partner of Venrock and disclaims beneficial ownership of such shares except to the extent of his general partnership interests therein.
(6) Includes 206,732 shares held by CW R&D Fund II, L.P. and 45,185 shares held by CW Ventures II, L.P. Mr. Hartman is a general partner of CW Partners II, L.P. and CW Partners III, L.P., the general partners, respectively, of these entities. Mr. Hartman disclaims beneficial ownership of the shares held by these partnerships except to the extent of his general partnership interests therein.
(7) Includes options to purchase 4,444 shares of Common Stock exercisable within 60 days of August 22, 1997.
(8) Includes options to purchase 10,090 shares of Common Stock exercisable within 60 days of August 22, 1997.

(9) Includes 170 shares of Common Stock and options to purchase 986 shares of Common Stock within 60 days of August 22, 1997 held by Dr. Usman's spouse in which Dr. Usman disclaims beneficial ownership. The amount shown also includes options to purchase 14,403 shares of Common Stock exercisable within 60 days of August 22, 1997.


(10) Includes options to purchase 96,365 shares of Common Stock exercisable within 60 days of August 22, 1997.

                          DESCRIPTION OF CAPITAL STOCK


         The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws.


         The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.


COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.


WARRANTS


         As of August 22, 1997, there were warrants outstanding to purchase an aggregate of 487,458 shares (subject to adjustment) of Common Stock as follows:


    SHARES             EXERCISE PRICE                  EXPIRATION DATE
    ------             --------------                  ---------------
     9,523                 $15.75                      October 1, 2000
     1,270                 $15.75                            N/A
    11,111                 $40.50                     December 28, 2001
    16,666                 $22.50                     September 1, 2003
     2,222                 $22.50                     December 29, 2005
    444,444                $22.50                      April 17, 2006
     2,222                 $22.50                      April 17, 2006


         The warrants to purchase 1,270 shares of Common Stock are redeemable at the option of the Company at any time upon 15 days' notice to the holders thereof, for an aggregate of $200.



PREFERRED STOCK

         The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of preferred stock.

REGISTRATION RIGHTS


         As of August 22, 1997, the holders ("Holders") of aggregate of approximately 3,955,500 shares of Common Stock (the "Registrable Shares") are entitled to certain rights with respect to the registration of such shares for offer and sale to the public under the Securities Act. Under these provisions, Holders of Registrable Shares may request that the Company file up to two registration statements under the Securities Act with respect to such shares. Upon receipt of such a request, the Company is required to notify all other Holders and to use all reasonable efforts to effect such registration, subject to certain conditions. In addition, upon the request of Holders Registrable Shares, the Company may be required to effect an unlimited number of registrations on Form S-3. Further, whenever the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders, the Company is required to notify Holder's of the proposed registration and include all Registrable Shares which such Holder may request to be included in such registration, subject to certain limitations. Generally, the Company is required to bear all expenses (except underwriting discounts, selling commissions and stock transfer taxes) of all registrations.



         The Company has granted the holders of warrants that are exercisable for, in the aggregate, 487,458 shares of Common Stock the same registration rights for the shares issuable upon the exercise of the warrants as those possessed by Holders of Registrable Shares.



DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.


         The Company's Certificate of Incorporation and Bylaws also requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The Company's Certificate of Incorporation also provides that the authorized number of directors may be changed only by resolution of the Board of Directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.



TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock offered hereby are being offered by the Company through Montgomery Securities (the "Placement Agent") on a best efforts basis, which means that the Placement Agent is not obligated to purchase any Common Stock and is required only to use all reasonable efforts to sell Common Stock on behalf of the Company. The Placement Agent will offer the Common Stock principally to selected institutional investors, including current institutional holders of the Company's Common Stock. The Placement Agent has been retained to act as the exclusive agent for the Company in connection with the offering of the shares of Common Stock offered hereby. The offering is subject to the terms and conditions set forth in the Placement Agency Agreement between the Company and the Placement Agent.


         The Placement Agent is not obligated to and does not intend to take (or purchase) any of the shares of Common Stock for itself. It is anticipated that the Placement Agent will obtain indications of interest from potential investors for the amount of the offering and that effectiveness of the Registration Statement will not be requested and no investor funds will be accepted until indications of interest have been received for the amount of the offering. Confirmation and definitive prospectuses will be distributed to all investors at the time of pricing, informing investors of the closing date, which will be scheduled for three business days after pricing. No investor funds will be accepted prior to effectiveness of the Registration Statement. The Company may sell less than all of the shares of Common Stock offered hereby. There is no required minimum number of shares that must be sold as a condition to completion of the offering. Upon closing, (i) the Company will deliver to each investor the number of shares of Common Stock purchased by such investor in accordance with instructions previously delivered by the Placement Agent on behalf of the investors, (ii) each investor will deliver to the Company immediately available funds in an amount equal to the aggregate purchase price of the shares of Common Stock being sold to such investor and (iii) the Company will pay the Placement Agents their fee. The offering will not continue after the closing.


         The Company has agreed to pay the Placement Agent a placement fee of 5.0% of the proceeds of the offering (2.5% of the proceeds from sales of shares to investors identified by the Company) and to reimburse the Placement Agent for its out-of-pocket expenses. The Placement Agency Agreement provides that the Company will indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, or will contribute to payments that the Placement Agent may be required to make in respect thereof.

         Orders to purchase Common Stock will be effective only upon acceptance by the Company, which reserves the right to reject any order in whole or in part.

         The Company's officers and directors and certain other stockholders of the Company, who collectively hold in the aggregate of approximately 2,392,825 shares of Common Stock, have agreed that for a period of 90 days after the date of this Prospectus they will not, without the prior written consent of Montgomery Securities, directly or indirectly sell, offer to sell or otherwise dispose of any such shares of Common Stock or any right to acquire such shares. The Company has agreed that for a period of 90 days after the date of this Prospectus it will not, without the prior written consent of Montgomery Securities, issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities or any other securities convertible into or exchangeable for the Common Stock or other equity security, except that the Company may grant options under the Option Plans, or issue shares upon the exercise of options or warrants previously granted.


                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Rothgerber, Appel, Powers & Johnson LLP, Denver, Colorado. Pillsbury Madison & Sutro LLP, San Francisco, California, is acting as counsel for the Placement Agent in connection with certain legal matters relating to the shares of Common Stock offered hereby.

                                    EXPERTS

         The financial statements of Ribozyme Pharmaceuticals, Inc. at December 31, 1996 and 1995 and for the years then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


         Portions of this Prospectus entitled "Risk Factors--Uncertainty of Protection of Patents and Proprietary Rights" and "Business--Patents and Proprietary Technology" (6th-8th paragraphs thereof) have been reviewed by Lyon & Lyon and are subject to an opinion to be rendered to the Placement Agent. As of the date of this Prospectus, attorneys at Lyon & Lyon beneficially hold warrants to purchase 1,270 shares of Common Stock of the Company at an exercise price of $15.75 per share. The warrants have no expiration date. In addition, a partner of Lyon & Lyon holds options to purchase 20,000 shares of Common Stock. See "Description of Capital Stock--Warrants."

                        RIBOZYME PHARMACEUTICALS, INC.

                         INDEX TO FINANCIAL STATEMENTS



                                                      Page
                                                      ----
Report of Independent Auditors ...................    F-2

Balance Sheets ...................................    F-3

Statements of Operations .........................    F-4

Statements of Stockholders' Equity ...............    F-5

Statements of Cash Flows .........................    F-7

Notes to Financial Statements ....................    F-8

              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



The Stockholders and Board of Directors
Ribozyme Pharmaceuticals, Inc.

        We have audited the accompanying balance sheets of Ribozyme Pharmaceuticals, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ribozyme Pharmaceuticals, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                              /s/ERNST & YOUNG LLP

Denver, Colorado
February 6, 1997

                        RIBOZYME PHARMACEUTICALS, INC.

                                BALANCE SHEETS

                                    ASSETS



                                                                           December 31,
                                                                  -----------------------------         June 30,
                                                                      1995              1996              1997
                                                                  ------------      ------------      ------------
                                                                                                       (Unaudited)
Current assets:
   Cash and cash equivalents ................................     $  2,913,008      $ 13,050,678      $ 12,473,927
   Securities available-for-sale ............................        3,507,234         4,543,470           795,536
   Restricted cash ..........................................          530,034           242,733           150,129
   Accounts receivable ......................................           18,060            74,022                 -
   Notes receivable--related parties.........................           55,000           157,341            95,841
   Prepaid expenses and other ...............................          157,835           213,717           227,534
                                                                  ------------      ------------      ------------
Total current assets ........................................        7,181,171        18,281,961        13,742,967

Property, plant, and equipment:
   Machinery and equipment ..................................        3,294,157         3,652,794         4,464,492
   Leasehold improvements ...................................        3,353,886         3,539,437         3,539,436
   Office furniture and equipment ...........................          817,183           857,920           926,192
                                                                  ------------      ------------      ------------
                                                                     7,465,226         8,050,151         8,930,120
   Accumulated depreciation .................................       (2,947,831)       (3,639,779)       (4,452,824)
                                                                  ------------      ------------      ------------
                                                                     4,517,395         4,410,372         4,477,296

Restricted cash .............................................          679,896            52,669                 -
Notes receivable--related parties ...........................          217,330           122,398           164,932
Deferred patent costs, net of accumulated
   amortization (1996--$105,916; 1995--$65,169} .............        1,490,656         2,008,804         2,350,784
Other assets ................................................          136,106           415,366           428,706
                                                                  ------------      ------------      ------------
Total assets ................................................     $ 14,222,554      $ 25,291,570      $ 21,164,685
                                                                  ============      ============      ============

                                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable--trade ..................................     $    549,038      $    552,904      $    548,275
   Accrued liabilities ......................................           86,390           216,616            96,409
   Current portion of long-term debt ........................        1,129,854         1,572,189         1,366,717
   Current portion of capital lease obligations .............          768,014           152,093            53,815
                                                                  ------------      ------------      ------------
Total current liabilities ...................................        2,533,296         2,493,802         2,065,216

Long-term debt ..............................................        3,026,552         2,430,432         2,148,640
Capital lease obligations ...................................          152,093                 -                 -
Deferred gain ...............................................           32,645             5,515             2,543

Commitments

Stockholders' equity:
   Voting convertible preferred stock, $.01 par value;
     5,000,000 shares authorized; 0, 0 and 2,231,960 shares
     issued and outstanding at June 30, 1997, December 31,
     1996 and 1995, respectively ............................           22,321                 -                 -
   Common stock, $.01 par value; 20,000,000
     shares authorized; 7,193,819, 6,948,304 and
     982,501 shares issued and outstanding at
     June 30, 1997, December 31, 1996 and 1995,
     respectively............................................            9,825            69,483            71,938
   Additional paid-in capital ...............................       40,725,061        67,873,284        70,590,744
   Accumulated deficit ......................................      (32,115,250)      (47,382,830)      (53,517,506)
   Unrealized loss on securities available-for-sale .........                -            (9,214)           (7,988)
   Deferred compensation ....................................         (163,989)         (188,902)         (188,902)
                                                                  ------------      ------------      ------------
Total stockholders' equity ..................................        8,477,968        20,361,821        16,948,286
                                                                  ------------      ------------      ------------
Total liabilities and stockholders' equity ..................     $ 14,222,554      $ 25,291,570      $ 21,164,685
                                                                  ============      ============      ============



                            See accompanying notes

                        RIBOZYME PHARMACEUTICALS, INC.

                           STATEMENTS OF OPERATIONS





                                                                                          Six months ended
                                                    Year ended December 31,                    June 30,
                                                ------------------------------      ----------------------------
                                                    1995               1996            1996              1997
                                                ------------      ------------      -----------      -----------
                                                                                             (Unaudited)
Revenues:
   Collaborative agreements ...............     $  1,178,248      $    759,122      $   759,122      $   894,000
   Grant and other income .................          101,976            13,981            3,380            2,971
   Interest income ........................          394,656           936,397          348,072          381,620
                                                ------------      ------------      -----------      -----------
Total revenues ............................        1,674,880         1,709,500        1,110,574        1,278,591

Expenses:
   Research and development ...............       12,204,232        14,188,836        7,665,998        6,154,454
   General and administrative .............        1,396,635         1,943,583        1,151,477          822,109
   Interest expense .......................          554,160           844,661          449,196          436,704
                                                ------------      ------------      -----------      -----------
Total expenses ............................       14,155,027        16,977,080        9,266,671        7,413,267
                                                ============      ============      ===========      ===========
Net loss ..................................     $(12,480,147)     $(15,267,580)     $(8,156,097)     $(6,134,676)
                                                ============      ============      ===========      ===========

Net loss per share ........................     $      (3.86)     $      (2.61)     $     (1.72)     $     (0.87)
                                                ============      ============      ===========      ===========

Shares used in computing net loss and
   pro forma net loss per share ...........        3,230,341         5,844,987        4,730,750        7,038,128
                                                ============      ============      ===========      ===========





                            See accompanying notes.

                        RIBOZYME PHARMACEUTICALS, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                       SERIES A                  SERIES B
                                             COMMON STOCK           PREFERRED STOCK           PREFERRED STOCK
                                          SHARES     AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                                        ---------   ---------     -------    ---------      -------    ---------
Balance at December 31, 1994              981,177   $   9,812     666,664    $   6,667      761,897    $   7,619
  Issuance of common stock for cash         1,324          13          --           --           --           --
  Payment on warrants                          --          --          --           --           --           --
  Issuance of Series F preferred
    stock for cash, net of issuance
    costs of $5,909                            --          --          --           --           --           --
  Issuance of Series G preferred
    stock for cash, net of issuance
    costs of $103,139                          --          --          --           --           --           --
  Net loss                                     --          --          --           --           --           --
  Compensation for issuance of
    common stock and options                   --          --          --           --           --           --
  Unrealized gain on securities
    available-for-sale                         --          --          --           --           --           --
                                        ------------------------------------------------------------------------
Balance at December 31, 1995              982,501       9,825     666,664        6,667      761,897        7,619
  Conversion of preferred stock in
    connection with initial public
    offering                            2,231,960      22,321    (666,664)      (6,667)    (761,897)      (7,619)
  Issuance of common stock relating
    to certain antidilution rights
    in connection with initial public
    offering                              841,279       8,412          --           --           --           --
  Issuance of common stock for cash
    --initial public offering, net of
    issuance costs of $816,990          2,300,000      23,000          --           --           --           --
  Issuance of common stock for cash
    -- other                              510,829       5,108          --           --           --           --
  Payment on warrants                          --          --          --           --           --           --
  Issuance of common stock for
    employee bonus                         18,810         188          --           --           --           --
  Issuance of common stock under
    employee stock purchase plan           15,842         158          --           --           --           --
  Compensation for issuance of
    common stock and options                   --          --          --           --           --           --
  Issuance of common stock
    for services                            2,083          21          --           --           --           --
  Issuance of common stock relating
    to certain royalty agreements          45,000         450          --           --           --           --
  Net loss                                     --          --          --           --           --           --
  Unrealized loss on securities
    available-for-sale                         --          --          --           --           --           --
                                        ------------------------------------------------------------------------
Balance at December 31, 1996            6,948,304      69,483          --           --           --           --
  Issuance of common stock
    for cash (unaudited)                  229,853       2,298          --           --           --           --
  Issuance of common stock under
    employee stock purchase plan
    (unaudited)                            15,662         157          --           --           --           --
  Net loss (unaudited)                         --          --          --           --           --           --
  Unrealized loss on securities
    available-for-sale (unaudited)             --          --          --           --           --           --
                                        ------------------------------------------------------------------------
Balance at June 30, 1997 (unaudited)    7,193,819   $  71,938          --    $      --           --    $      --
                                        ========================================================================


                                                SERIES C                   SERIES D
                                             PREFERRED STOCK            PREFERRED STOCK
                                          SHARES       AMOUNT        SHARES      AMOUNT
                                         --------    ---------       ------    ---------
Balance at December 31, 1994              127,877    $   1,279       41,666    $     417
  Issuance of common stock for cash            --           --           --           --
  Payment on warrants                          --           --           --           --
  Issuance of Series F preferred
    stock for cash, net of issuance
    costs of $5,909                            --           --           --           --
  Issuance of Series G preferred
    stock for cash, net of issuance
    costs of $103,139                          --           --           --           --
  Net loss                                     --           --           --           --
  Compensation for issuance of
    common stock and options                   --           --           --           --
  Unrealized gain on securities
    available-for-sale                         --           --           --           --
                                         -----------------------------------------------
Balance at December 31, 1995              127,877        1,279       41,666          417
  Conversion of preferred stock in
    connection with initial public
    offering                             (127,877)      (1,279)     (41,666)        (417)
  Issuance of common stock relating
    to certain antidilution rights
    in connection with initial public
    offering                                   --           --           --           --
  Issuance of common stock for cash
    --initial public offering, net of
    issuance costs of $816,990                 --           --           --           --
  Issuance of common stock for cash
    -- other                                   --           --           --           --
  Payment on warrants                          --           --           --           --
  Issuance of common stock for
    employee bonus                             --           --           --           --
  Issuance of common stock under
    employee stock purchase plan               --           --           --           --
  Compensation for issuance of
    common stock and options                   --           --           --           --
  Issuance of common stock
    for services                               --           --           --           --
  Issuance of common stock relating
    to certain royalty agreements              --           --           --           --
  Net loss                                     --           --           --           --
  Unrealized loss on securities
    available-for-sale                         --           --           --           --
                                         -----------------------------------------------
Balance at December 31, 1996                   --           --           --           --
  Issuance of common stock
    for cash (unaudited)                       --           --           --           --
  Issuance of common stock under
    employee stock purchase plan
    (unaudited)                                --           --           --           --
  Net loss (unaudited)                         --           --           --           --
  Unrealized loss on securities
    available-for-sale (unaudited)             --           --           --           --
                                         -----------------------------------------------
Balance at June 30, 1997 (unaudited)           --    $      --           --    $      --
                                         ===============================================



                            See accompanying notes.

                        RIBOZYME PHARMACEUTICALS, INC.


                                                 Series E                   Series F               Series G            Additional
                                              Preferred Stock            Preferred Stock        Preferred Stock         Paid-In
                                             Shares     Amount          Shares     Amount     Shares       Amount       Capital
                                            --------    -------        --------    ------    --------      -------    ------------
Balance at December 31, 1994                 107,095    $ 1,071              --     $  --          --      $    --    $ 27,926,345
  Issuance of common stock for cash               --         --              --        --          --           --           1,005
  Payment on warrants                             --         --              --        --          --           --           1,600
  Issuance of Series F preferred
    stock for cash, net of issuance
    costs of $5,909                               --         --          40,160       402          --           --       1,493,689
  Issuance of Series G preferred
    stock for cash, net of issuance
    costs of $103,139                             --         --              --        --     486,601        4,866      10,840,724
  Net loss                                        --         --              --        --          --           --              --
  Compensation for issuance of
    common stock and options                      --         --              --        --          --           --         461,698
  Unrealized gain on securities
    available-for-sale                            --         --              --        --          --           --              --
                                            --------------------------------------------------------------------------------------
Balance at December 31, 1995                 107,095      1,071          40,160       402     486,601        4,866      40,725,061
  Conversion of preferred stock in
    connection with initial
    public offering                         (107,095)    (1,071)        (40,160)     (402)   (486,601)      (4,866)             --
  Issuance of common stock relating
    to certain antidilution rights in
    connection with initial public
    offering                                      --         --              --        --          --           --          (8,412)
  Issuance of common stock for cash
    --initial public offering, net of
    issuance costs of $816,990                    --         --              --        --          --           --      20,550,010
  Issuance of common stock for cash
    -- other                                      --         --              --        --          --           --       3,762,048
  Payment on warrants                             --         --              --        --          --           --       1,800,000
  Issuance of common stock for
    employee bonus                                --         --              --        --          --           --         187,912
  Issuance of common stock under
    employee stock purchase plan                  --         --              --        --          --           --         131,172
  Compensation for issuance of
    common stock and options                      --         --              --        --          --           --         162,530
  Issuance of common stock
    for services                                  --         --              --        --          --           --          23,413
  Issuance of common stock relating
    to certain royalty agreements                 --         --              --        --          --           --         539,550
  Net loss                                        --         --              --        --          --           --              --
  Unrealized loss on securities
    available-for-sale                            --         --              --        --          --           --              --
                                            --------------------------------------------------------------------------------------
Balance at December 31, 1996                      --         --              --        --          --           --      67,873,284
  Issuance of common stock
    for cash (unaudited)                          --         --              --        --          --           --       2,529,673
  Issuance of common stock under
    employee stock purchase plan                  --         --              --        --          --           --         187,787
    (unaudited)
  Net loss (unaudited)                            --         --              --        --          --           --              --
  Unrealized loss on securities
    available-for-sale (unaudited)                --         --              --        --          --           --              --
                                            --------------------------------------------------------------------------------------
Balance at June 30, 1997
(unaudited)                                       --    $    --        $     --     $  --          --      $    --    $ 70,590,744
                                            ======================================================================================


                                                                Unrealized
                                               Accumulated       Loss on        Deferred
                                                  Deficit       Securities     Compensation       Total
                                               ------------    ------------    ------------    ----------
Balance at December 31, 1994                   $(19,635,103)   $    (70,755)   $         --    $  8,247,352
  Issuance of common stock for cash                      --              --              --           1,018
  Payment on warrants                                    --              --              --           1,600
  Issuance of Series F preferred
    stock for cash, net of issuance
    costs of $5,909                                      --              --              --       1,494,091
  Issuance of Series G preferred
    stock for cash, net of issuance
    costs of $103,139                                    --              --              --      10,845,590
  Net loss                                      (12,480,147)             --              --     (12,480,147)
  Compensation for issuance of
    common stock and options                             --              --        (163,989)        297,709
  Unrealized gain on securities
    available-for-sale                                   --          70,755              --          70,755
                                               ------------------------------------------------------------
Balance at December 31, 1995                    (32,115,250)             --        (163,989)      8,477,968
  Conversion of preferred stock in
    connection with initial public
    offering                                             --              --              --              --
  Issuance of common stock relating
    to certain antidilution rights in
    connection with initial public
    offering                                             --              --              --              --
  Issuance of common stock for cash
    --initial public offering, net of
    issuance costs of $816,990                           --              --              --      20,573,010
  Issuance of common stock for cash
    -- other                                             --              --              --       3,767,156
  Payment on warrants                                    --              --              --       1,800,000
  Issuance of common stock for
    employee bonus                                       --              --              --         188,100
  Issuance of common stock under
    employee stock purchase plan                         --              --              --         131,330
  Compensation for issuance of
    common stock and options                             --              --         (24,913)        137,617
  Issuance of common stock
    for services                                         --              --              --          23,434
  Issuance of common stock relating
    to certain royalty agreements                        --              --              --         540,000

  Net loss                                      (15,267,580)             --              --     (15,267,580)
  Unrealized loss on securities
    available-for-sale                                   --          (9,214)             --          (9,214)
                                               ------------------------------------------------------------
Balance at December 31, 1996                    (47,382,830)         (9,214)       (188,902)     20,361,821
  Issuance of common stock
    for cash (unaudited)                                 --              --              --       2,531,971
  Issuance of common stock under
    employee stock purchase plan (unaudited)             --              --              --         187,944

  Net loss (unaudited)                           (6,134,676)             --              --      (6,134,676)
  Unrealized loss on securities
    available-for-sale (unaudited)                       --           1,226              --           1,226
                                               ------------------------------------------------------------
Balance at June 30, 1997
(unaudited)                                    $(53,517,506)   $     (7,988)   $   (188,902)     16,948,286
                                               ============================================================


                            See accompanying notes.

                        RIBOZYME PHARMACEUTICALS, INC.

                           STATEMENTS OF CASH FLOWS



                                                                Year ended December 31,       Six months ended June 30,
                                                             ----------------------------    ----------------------------
                                                                1995              1996          1996             1997
                                                             ------------    ------------    ------------    ------------
OPERATING ACTIVITIES                                                                                 (Unaudited)
Net loss .................................................   $(12,480,147)   $(15,267,580)   $ (8,156,097)   $ (6,134,676)
Adjustments to reconcile net loss to net cash used
  by operating activities:
     Depreciation ........................................      1,245,024       1,648,435         832,345         813,045
     Amortization ........................................         66,300          40,747          22,555          26,737
     Write-off of deferred patent costs ..................        357,782               -               -               -
     Compensation related to common stock and
       options ...........................................        297,709         889,151         188,100          63,118
     Compensation for forgiveness of notes
       receivable--related parties .......................         50,000          92,466          92,466          92,466
     Loss on sale of securities available-for-sale .......          1,693          13,140          13,140               -
     Loss on sale of equipment ...........................         16,215               -               -               -
     Changes in operating assets and liabilities:
       Accounts receivable ...............................         62,954         (55,962)         12,669          74,022
       Prepaid expenses and other ........................       (110,764)        (55,882)       (130,159)        (13,816)
       Other assets ......................................       (111,258)        (29,260)        (22,685)        (17,802)
       Accounts payable--trade ...........................        183,799           3,866         (92,946)         (4,630)
       Accrued liabilities ...............................       (274,538)        130,226       1,739,798        (120,208)
       Deferred contract revenue .........................       (117,743)              -               -               -
       Deferred gain .....................................        (36,824)        (27,130)        (16,530)         (2,971)
                                                             ------------    ------------    ------------    ------------
Net cash used by operating activities ....................    (10,849,798)    (12,617,783)     (5,517,344)     (5,224,715)

INVESTING ACTIVITIES
Additions to property, plant, and equipment ..............     (3,342,954)     (1,541,412)     (1,044,510)       (879,970)
Additions to deferred patent costs .......................       (616,092)       (558,895)       (284,315)       (364,255)
Investment in corporate partner ..........................              -        (250,000)              -               -
Proceeds from sale of equipment ..........................          2,800               -               -               -
Net sales (purchases) of securities available-for-sale ...     (1,430,996)     (1,058,590)     (1,065,865)      3,749,153
Transfer of restricted cash ..............................       (709,930)        914,528         764,405         145,273
Loan repayments--related parties .........................              -          56,625               -           1,500
Loan advances--related parties ...........................        (55,000)       (156,500)       (155,417)        (75,000)
                                                             ------------    ------------    ------------    ------------
Net cash provided by (used in) investing activities ......     (6,152,172)     (2,594,244)     (1,785,702)      2,576,701

FINANCING ACTIVITIES
Net proceeds from sale of shares of preferred and
   common stock and of warrants ..........................     12,342,299      26,271,496      26,104,605       2,656,802
Payments under loan facilities ...........................       (455,752)     (1,316,027)       (596,348)       (741,721)
Borrowings under loan facilities .........................      3,341,283       1,162,242         411,238         254,460
Payments on capital lease obligations ....................     (1,039,974)       (768,014)       (440,512)        (98,278)
                                                             ------------    ------------    ------------    ------------
Net cash provided by financing activities ................     14,187,856      25,349,697      25,478,983       2,071,263
                                                             ------------    ------------    ------------    ------------

Net increase (decrease) in cash and cash equivalents .....     (2,814,114)     10,137,670      18,175,937        (576,751)
Cash and cash equivalents at beginning of year ...........      5,727,122       2,913,008       2,913,008      13,050,678
                                                             ------------    ------------    ------------    ------------
Cash and cash equivalents at end of year .................   $  2,913,008    $ 13,050,678    $ 21,088,945    $ 12,473,927
                                                             ============    ============    ============    ============


                            See accompanying notes.

                        RIBOZYME PHARMACEUTICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

            (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTH
              PERIODS ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Description of Business

        Ribozyme Pharmaceuticals, Inc. ("RPI" or the "Company") was incorporated on January 27, 1992 for the purpose of research, development and commercialization of its ribozyme technology. To date, the Company has engaged in the research and development of its ribozyme technology and has experienced significant operating losses in each fiscal year since inception. The Company has not generated any revenue from the commercialization of its ribozyme technology and it expects to continue to incur significant operating losses over at least the next several years.


   Basis of Presentation

        The Company incurred a net loss of $15,267,580 for the year ended December 31, 1996 and has an accumulated deficit of $47,382,830 at December 31, 1996.

        Development of the Company's products will require a commitment of substantial additional funds to conduct the costly and time-consuming research, preclinical and clinical testing necessary to bring its proposed products to market and to establish manufacturing and marketing capabilities. The Company's future capital requirements will depend on many factors, including, among others, the progress of the Company's research, development and drug discovery efforts, the ability of the Company to establish collaborative arrangements for clinical testing, progress with preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, competing technological and market developments, changes in the Company's existing research relationships, determination as to the commercial potential of the Company's potential products, effective commercialization activities and arrangements, and the cost and availability of third-party financing for capital expenditures.


   Interim Financial Statements

        The financial statements as of June 30, 1997 and for the six month periods ended June 30, 1997 and 1996 are unaudited, but include all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair statement of the financial position as of such date and the operating results and cash flows for such periods. Results for interim periods are not necessarily indicative of results of the entire year.


   Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        RIBOZYME PHARMACEUTICALS, INC.

   Reverse Stock Split

        During 1996, the Company's Board of Directors and stockholders approved a 1-for-9 reverse stock split of its outstanding common stock and preferred stock, to be effected on April 11, 1996, and approved the amendment of the Company's Restated Certificate of Incorporation to adjust the Company's authorized capital stock to 20,000,000 shares of $.01 par value common stock, and 5,000,000 shares of $.01 par value preferred stock. All references in the accompanying financial statements to the number of common and preferred shares and to per share amounts, stock options and warrants, have been retroactively restated to reflect the reverse stock split.


   Net Loss Per Share

        Beginning January 1, 1996, net loss per share is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is antidilutive. Prior to April 11, 1996, pursuant to Securities and Exchange Commission Staff Accounting Bulletins and Staff Policy, common and common equivalent shares issued during the 12-month period prior to the proposed initial public offering at prices below the public offering price are presumed to have been issued in contemplation of the public offering, even if antidilutive, and have been included in the calculation as if they were outstanding (using the treasury stock method and the initial public offering price for common stock, stock options and warrants and the as converted method for convertible preferred stock).

        In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement No. 128 on these statements is not expected to be material.


   Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company's cash equivalents are comprised of certificates of deposit, money market funds, and investment securities with maturities of three months or less.


   Property, Plant, and Equipment

        Property, plant, and equipment is stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements and equipment subject to financing obligations are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.


   Deferred Patent Costs

        The Company capitalizes legal costs directly incurred in pursuing patent applications as deferred patent costs. When such application results in an issued patent, the related costs are amortized over the remaining legal life of the patents, using the straight-line method. On a quarterly basis, the Company reviews its issued patents and pending patent applications, and if it determines to abandon a patent application or that an issued patent no longer has economic value, the unamortized balance in deferred patent costs relating to that patent is immediately expensed.

                        RIBOZYME PHARMACEUTICALS, INC.

        It is possible the above estimates of future economic life of the Company's commercialization revenues, the amount of anticipated future commercialization revenues, or both, will be reduced significantly in the near term due to alternative technologies developed by other biotechnology or pharmaceutical companies. As a result, the carrying amount of deferred patent costs may be reduced in the future.


   Long-Lived Assets

        In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121), which requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted the provisions of SFAS 121 in the first quarter of 1996 with no material effect to its financial statements.


   Revenue Recognition

        Revenues recognized under the Company's collaborative research agreements and grants are recorded as earned ratably over the term of the agreements. Payments received in advance under these agreements are recorded as deferred revenue until earned.


   Research and Development Expenses

        Research and development costs are expensed as incurred.


   Certain Reclassifications

        Certain reclassifications have been made to the 1995 financial statements to conform with the 1996 financial statement presentation.


2. SECURITIES AVAILABLE-FOR-SALE

        Management has determined that all marketable securities held by the Company at June 30, 1997, December 31, 1996 and 1995 were available-for-sale. Securities available-for-sale are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on securities available-for-sale are included in investment income. Interest and dividends on securities available-for-sale are included in investment income. The cost of securities sold is based on the specific identification method.

                        RIBOZYME PHARMACEUTICALS, INC.

The following is a summary of securities available-for-sale:


                                                          Gross       Gross
                                           Amortized   Unrealized   Unrealized    Estimated
                                          Cost Basis      Gains       Losses      Fair Value
                                          ----------     ------      -------      ----------
At June 30, 1997:
   Backed by government securities
     (maturing in 1999) .............     $  803,524     $    -      $(7,988)     $  795,536
                                          ==========     ======      =======      ==========
At December 31, 1996:
   Backed by government securities
     (maturing in 1999 and 2025) ....     $4,552,684     $    -      $(9,214)     $4,543,470
                                          ==========     ======      =======      ==========
At December 31, 1995:
   U.S. corporate securities
     (maturing in 1996) .............     $3,507,234     $    -      $     -      $3,507,234
                                          ==========     ======      =======      ==========


        The gross realized losses on sales of securities available-for-sale totaled $13,140 and $1,693 in 1996 and 1995, respectively.


3. LONG-TERM DEBT

        Long-term debt as of December 31, 1995 and 1996 and June 30, 1997 consists of the following:


                                                      DECEMBER 31,            JUNE 30,
                                               -------------------------     ----------
                                                  1995          1996           1997
                                               ----------     ----------     ----------
                                                                             (Unaudited)
Tenant improvement loan (I) ..............     $  693,077     $  304,951     $       --
Equipment loan (I) .......................      1,128,617        714,728         37,616
Tenant interest loan (II) ................        878,955        710,800        421,620
Tenant improvement and equipment
  loan (II)...............................      1,455,757      1,240,191        810,678
Equipment loan (III) .....................             --      1,031,951        878,726
                                               ----------     ----------     ----------
                                               $4,156,406     $4,002,621     $2,148,640
                                               ==========     ==========     ==========

I. During 1994, the Company obtained a tenant improvement loan of $1,000,000 for leasehold improvements and an equipment loan to purchase up to $1,500,000 of equipment. The interest rate on borrowings under these loan facilities is the lender's prime rate plus 1.75% (10.00% (8.25% prime) at December 31, 1996). The agreement requires monthly principal and interest payments through August 1998.

II. In April 1995, the Company obtained a loan of $1,000,000 collateralized by its tenant interest and certain existing leasehold improvements, and an additional loan to purchase up to $1,500,000 of leasehold improvements and equipment. The terms of the agreement call for fixed monthly principal and interest payments through October 1998, assuming the Company exercises a prepayment option. If the Company does not exercise the option, reduced fixed payments will continue through June 2002.

                        RIBOZYME PHARMACEUTICALS, INC.

III. In December 1995, the Company negotiated an additional equipment credit facility of $2,000,000 with a financial institution. The facility commitment was terminated on June 30, 1997. The agreement requires monthly principal and interest payments through October 2000, at which time a final payment of $283,328 is due in full.

        Interest expense for the years ended December 31, 1996 and 1995 relating to the Company's long-term debt approximates the interest paid during the respective periods.

        All assets acquired under the above loan facilities represent collateral for the amounts outstanding. In addition, the Company is required to maintain minimum cash balances in the form of certificates of deposit with a financial institution, in the amount of $295,402 and $1,209,930 at December 31, 1996 and 1995, respectively. These amounts are presented as restricted cash in the accompanying balance sheets.

        As of December 31, 1996, maturities of long-term debt are as follows:


                                                AMOUNT
                                              ----------
                  1997....................    $1,572,189
                  1998....................     2,087,993
                  1999....................       316,090
                  Thereafter..............        26,349
                                              ----------
                                              $4,002,621
                                              ==========


4. LEASES AND COMMITMENTS

        During 1992 and 1993, the Company sold and simultaneously leased back certain property and equipment in connection with various lease agreements. All assets under such leases consisted of general laboratory and scientific equipment, office equipment, furniture, fixtures, and certain leasehold improvements. The interest rate on borrowings under these leases is approximately 11%.

      Assets and the related accumulated amortization included in the above leases are as follows as of December 31:

                                                       1995              1996
                                                    ----------        ----------
Machinery and equipment ....................        $2,262,782        $  926,297
Office furniture and equipment .............           487,218           205,256
                                                    ----------        ----------
                                                     2,750,000         1,131,553
Less accumulated amortization ..............         2,045,584         1,019,680
                                                    ==========        ==========
                                                    $  704,416        $  111,873
                                                    ==========        ==========

      The Company leases office space under a noncancelable operating lease which was due to expire in June 1997; however, in March 1997 the Company extended the term of the operating lease until June 2002. Total rent expense was $265,732 and $259,901 in 1996 and 1995, respectively.

                        RIBOZYME PHARMACEUTICALS, INC.

      The Company's lease commitments at December 31, 1996 are as follows:

                                                CAPITAL
                                                 LEASE      OPERATING
                                              OBLIGATIONS     LEASE
                                              -----------   ---------
           1997 ............................   $ 159,272    $ 290,940
           1998 ............................           -       49,965
           1999 ............................           -       13,560
           2000 ............................           -          930
                                               ---------    ---------
                                                 159,272    $ 355,395
                                                            =========
           Executory costs .................           -
           Amounts representing interest ...      (7,179)
                                               ---------
                                               $ 152,093
                                               =========

5. STOCKHOLDERS' EQUITY

      In April 1996, the Company completed an initial public offering of its common stock, whereby 2,300,000 shares of the Company's common stock were sold at $10.00 per share, resulting in net proceeds of approximately $20.6 million. As a result of the Company's initial public offering, all preferred shares outstanding were converted into an aggregate of 2,231,960 shares of common stock.

      Upon consummation of the initial public offering the Company sold 377,202 shares of common stock to Chiron Corporation ("Chiron") for $3,640,000. Additionally, the Company received $1,800,000 from Chiron to complete the purchase of warrants to purchase 444,444 shares of common stock, issued concurrently with the IPO.

      In March 1996, the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan"), authorizing the issuance of 300,000 shares pursuant to purchase rights granted to employees of the Company. The Purchase Plan provides a means by which employees purchase common stock of the Company through payroll deductions. The Purchase Plan is implemented by offerings of rights to eligible employees. Generally, each offering is twenty-four months' duration with purchases occurring on each October 31 and April 30 during each offering (except that April 30, 1996 will not be a purchase date). Common stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of (i) 85% of the fair market value of a share of common stock on the date of commencement of participation in the offering or (ii) 85% of the fair market value of a share of common stock on the date of purchase. Generally all regular employees, including executive officers, may participate in the Purchase Plan and may authorize payroll deduction of up to 15% of their base compensation for the purchase of stock under the plan. The Company's Board of Directors has the authority to terminate the Purchase Plan at its discretion. Shares are deemed issued for accounting purposes in the year the shares are purchased.

      Pursuant to an antidilution agreement (the "Antidilution Agreement") with a founder of the Company, the Company agreed to issue additional shares to this individual so that he will maintain a 5% interest in the fully diluted equity of the Company until the occurrence of one of several events, including the Company's initial public offering. Accordingly, effective April 11, 1996, 115,506 shares were issued related to the Antidilution Agreement which represented the founder's 5% interest in the Company. No additional rights under the Antidilution Agreement exist.

                        RIBOZYME PHARMACEUTICALS, INC.

      Below is a summary of common stock reserved by the Company at December 31, 1996 for issuance upon the exercise of the various options, warrants and the purchase plan.

                                                       SHARES
                                                     ---------
                  Stock option plans .............   1,180,863
                  Employee stock purchase plan ...     284,158
                  Warrants at $15.75 per share ...      10,793
                  Warrants at $40.50 per share ...      11,111
                  Warrants at $22.50 per share ...     465,554
                                                     ---------
                                                     1,952,479
                                                     =========

      The Company's ability to pay dividends is restricted by the terms of its tenant improvement and equipment loan facility agreements.


6. STOCK OPTION PLANS

      The Company established a Non-Qualified Stock Option Plan and an Incentive Stock Option Plan (collectively, the "Plans"), under which it is authorized to grant stock options to eligible employees, consultants, and other individuals, as defined in the Plans. Options to purchase the Company's common stock are exercisable at a price as determined by the Board of Directors at the time the option is granted, which shall not be less than 100% of the fair market value (110% in the case of 10 percent shareholders) at the date of grant. Vesting rights are determined by the Board of Directors at the time the option is granted and generally the options become exercisable at twenty percent at the end of each of years one through five. If not exercised, the options expire after ten years. The Board of Directors has also granted certain employees options vesting upon achievement of certain contingent milestone events.

      The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. During 1996 and 1995, the Company recorded $137,617 and $297,709, respectively, of compensation relating to the grant of milestone-vested stock options and the Antidilution Agreement.

      Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 6.3% and 5.9%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of .566 and .566; and a weighted-average expected life of the option of 6 years.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                             RIBOZYME PHARMACEUTICALS, INC.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                             1995               1996
                                         --------------    --------------
          Pro forma net loss .........   $  (12,492,739)   $  (15,554,890)
          Pro forma loss per share ...            (3.87)            (2.66)


      Changes in stock options for the years ended December 31, 1996 and 1995 were as follows:

                                                                        EXERCISE
                                                      OPTIONS            PRICE
                                                   --------------    -------------
          Outstanding at December 31, 1994 .....          353,195    $  .45-$ 4.50
          Options granted ......................           44,495    $ 2.70-$ 5.40
          Options exercised/canceled ...........          (29,852)   $  .45-$ 4.50
                                                   --------------    -------------
          Outstanding at December 31, 1995 .....          367,838    $  .45-$ 5.40
          Options granted ......................          508,652    $ 2.70-$19.00
          Options exercised/canceled ...........         (197,067)   $  .45-$ 5.40
                                                   --------------    -------------
          Outstanding at December 31, 1996 .....          679,423    $  .45-$19.00
                                                   ==============    =============


      Stock options vest as follows:

                                                               OPTIONS
                                                               -------
          Currently exercisable .....................          109,568
          1997 ......................................          132,893
          1998 ......................................          108,001
          1999 ......................................          105,288
          2000 ......................................           95,226
          2001 and thereafter .......................           89,382
          Contingent vesting ........................           39,065
                                                               -------
                 Total ..............................          679,423
                                                               =======

      During the six month period ending June 30, 1997 the Company granted 246,100 stock options to its employees and Directors at exercise prices ranging from $9.13 to $13.50.

                        RIBOZYME PHARMACEUTICALS, INC.

7. COLLABORATIVE AGREEMENTS

   Parke-Davis

      In April 1993, the Company entered into a research and development collaboration agreement with the Parke-Davis division of the Warner-Lambert Corporation ("Parke-Davis"), whereby Parke-Davis was to partially fund the research and development costs incurred by the Company in developing and commercializing ribozyme-based products for application to the treatment of osteoarthritis and other diseases. Pursuant to the Parke-Davis agreement, Parke-Davis purchased 100,100 shares of Series C preferred stock at a price of $29.97 per share in 1993, 27,777 shares of Series C preferred stock at a price of $36.00 per share in 1994, and 40,160 shares of Series F preferred stock at $37.35 per share in 1995, for a total equity investment of $5,500,000. All preferred shares were converted into 168,037 shares of common stock upon the Company's initial public offering.

      Also pursuant to the collaboration agreement, through December 31, 1996, Parke-Davis provided $1,700,000 research and development funding to the Company. As of June 30, 1997, the collaboration agreement has been completed.


   Dow Elanco

      In September 1993, the Company entered into a research and development study with DowElanco (the "Feasibility Study") to demonstrate the stable integration and the effective use of ribozymes to alter corn composition. The Feasibility Study has been completed and the parties entered into a long-term license agreement for the development and commercialization of ribozymes to the targets of interest. Pursuant to the terms of the Feasibility Study, DowElanco agreed to reimburse the Company for all of its expenses related to the Feasibility Study and, in 1994, purchased 41,666 shares of Series D preferred stock at a price of $36.00 per share, for a total equity investment of $1,500,000. All preferred shares were converted into 41,666 shares of common stock upon completion of the Company's initial public offering, and were returned and canceled in consideration of the license described above.


   Chiron

      In July 1994, the Company entered into a research and development collaboration agreement with Chiron to research, develop and market products directed towards five genetic targets, and all human clinical indications associated with those targets. The Company and Chiron will share equally in the costs and profits of any jointly developed products.

                        RIBOZYME PHARMACEUTICALS, INC.

      In addition, Chiron may, at its option, finance the Company's portion of its Phase II and Phase III drug development costs for mutually approved programs. The Company retains the option to reacquire its rights by reimbursing Chiron for such development costs plus a predetermined risk premium. The term of the research program is five years, with the terms of the agreement to be extended if products are jointly developed. As part of this agreement, Chiron committed to make a $10,000,000 equity investment in the Company. The components of this investment are:

          In 1994, Chiron purchased 100,000 shares of the Company's common stock at a price of $3.60 per share, or $360,000; also in 1994 Chiron purchased 107,095 shares of Series E preferred stock at a price of $37.35 per share, or $4,000,000. In 1996, the Company issued Chiron immediately upon the closing of the Company's initial public offering a warrant to purchase 444,444 shares of the Company's common stock which is exercisable at a price of $22.50 per share, for an aggregate purchase price of $4.50 per warrant share. In 1994, Chiron paid the Company $0.45 per warrant share, or $200,000. The balance of the warrant purchase price, $1,800,000, or $4.05 per warrant share, was paid to the Company upon completion of its initial public offering. Further, Chiron purchased 377,202 common shares with an aggregate value of $3,640,000 upon completion of the Company's initial public offering, at the initial public offering price less one-half of the underwriting discount. Chiron also has a designated Board member on the Company's Board of Directors. All preferred shares were converted into 142,222 shares of common stock upon completion of the Company's initial public offering.

      In May 1996, the Company entered into a collaboration with Chiron for the use of ribozymes to characterize gene function. The collaboration gives Chiron the right to develop and commercialize products that result from the collaboration, and would entitle RPI to receive product development milestone payments and royalties on sales of any such commercial products. Chiron and RPI each pay a portion of the research and development expenses of the collaboration, and the Company has provided Chiron $1,800,000 for research funding related to the collaboration.


   Pharmacia Biotech AB

      In November 1995, the Company and Pharmacia Biotech AB entered into a collaboration and license agreement for the improvement of production scale synthesis of RNA and chimeric oligonucleotides. The goal of the collaboration is to reduce the cost of manufacturing ribozymes and other oligonucleotide products. Pharmacia Biotech AB will provide research funding, synthesis support and instrumentation, while RPI will receive royalties on the sales of modified RNA oligonucleotides and non-DNA primer support. As of December 31, 1996, the Company received $512,500 in funding pursuant to the agreement and an additional $219,000 in January 1997.


   Schering AG, Germany

      On April 9, 1997, the Company entered into a research collaboration with Schering AG, Germany, ("Schering") focusing on the use of ribozymes for therapeutic target validation, as well as the development of ribozymes as therapeutic agents.

                        RIBOZYME PHARMACEUTICALS, INC.

      The collaboration will utilize the special selectivity of ribozymes to validate new molecular therapeutic targets, and to discover new therapeutic agents based on those targets. The Company will provide its expertise in ribozyme design, synthesis and delivery, and Berlex Laboratories, Inc., a U.S. subsidiary of Schering, will provide candidate targets, cell culture screens, animal models and development and commercialization expertise to the collaboration. The Company anticipates that hundreds of potential targets may be examined over a five year period, and Berlex will have options to commercialize products from any validated targets.



         Schering will make an equity investment of up to $5 million over the next year and will separately provide loans of up to $2 million annually for each of the next five years. The first equity investment was completed in May 1997, resulting in proceeds of $2.5 million to the Company in exchange for 212,766 shares of common stock. The loans, which are to carry an interest rate of 8% per annum, are convertible into equity at the option of Schering under certain circumstances. Principal and interest payments on the loans are deferred until maturity of the loans which is in April 2004. In addition, Schering will make research payments of $2 million a year for the next five years and the Company may earn success fees upon product development milestones, and will manufacture synthetic ribozyme products and receive royalties on sales of both ribozyme and non-ribozyme products resulting from the collaboration. All such payments are subject to certain restrictions, including receipt of certain third party consents. The research collaboration may be terminated at Schering's option at any time after April 9, 1998.



8. COMMITMENT AND CONTINGENCY

      During 1993, the Company entered into a sponsored research and license agreement with an affiliate of the University of Colorado (the "Affiliate") whereby, in order to maintain an annual right of first refusal on any ribozyme invention by the Affiliate, the Company agreed to provide an unrestricted grant for a total amount of $750,000. The agreement also provided for royalty payments on future commercial product revenues by the Company to the Affiliate. The Affiliate made an investment of approximately $41,000 for 46,188 shares of the Company's common stock upon entering into the agreement.


      During 1996, the Company eliminated the royalty arrangement in exchange for 45,000 shares of its common stock. The Company has recognized expense related to the exchange of $540,000 during 1996. The Company's remaining commitments under the above unrestricted grant are as follows:

          1997 .................................              $262,500
          1998 .................................               112,500
                                                              --------
                                                              $375,000
                                                              ========


      The Company is involved in legal proceedings which have arisen in the ordinary course of business. In the opinion of management the outcome of these legal proceedings will not have a material adverse impact on the Company's financial position or operations.

                        RIBOZYME PHARMACEUTICALS, INC.

9.  RELATED PARTY TRANSACTIONS

      At December 31, 1996 and 1995, the Company has a total of $225,000 and $155,000, respectively, of non-interest bearing loans due primarily from three officers. Of this balance, $125,000 can be forgiven by the Company under certain employment agreement provisions. The remaining loan balances are payable to the Company under various terms not to exceed 5 years. The Company forgave $85,000 and $50,000 of these loans during each of the years ending December 31, 1996 and 1995, respectively.


10. INCOME TAXES

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes (SFAS 109). Under the provisions of SFAS 109, a deferred tax liability or asset (net of a valuation allowance) is provided in the financial statements by applying the provisions of applicable tax laws to measure the deferred tax consequences of temporary differences that will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

      At December 31, 1996, the Company has the following net operating loss and tax credit carryforwards for income tax purposes:

                                 NET        RESEARCH AND      STATE
                              OPERATING     DEVELOPMENT     INVESTMENT
      EXPIRATION DATE           LOSSES        CREDITS        CREDITS
      ---------------        -----------    -----------    -----------
          1999 ..........    $         -    $         -    $    14,000
          2000 ..........              -              -         11,000
          2001 ..........              -              -          6,000
          2007 ..........      3,506,000        101,000              -
          2008 ..........      7,363,000        185,000              -
          2009 ..........      9,239,000        316,000              -
          2010 ..........     11,923,000        139,000
          2011 ..........     15,015,000        181,000              -
                             -----------    -----------    -----------
               Total ....    $47,046,000    $   922,000    $    31,000
                             ===========    ===========    ===========

                        RIBOZYME PHARMACEUTICALS, INC.

      The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been a "change of ownership" as described in Section 382 of the Internal Revenue Code. Such a change of ownership may limit the Company's utilization of its net operating loss and tax credit carryforwards, and could have been triggered by the Company's initial public offering or by subsequent sales of securities by the Company or its shareholders.

      The components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:

                                                     1995              1996
                                                 ------------      ------------
Deferred tax assets:
   Net operating loss carryforwards ........     $ 11,979,000      $ 17,548,000
   Research and development and state
     investment credit carryforwards .......          893,000           953,000
   Depreciation ............................          352,000           619,000
   Other ...................................           26,000             6,000
                                                 ------------      ------------
                                                   13,250,000        19,126,000
   Valuation allowance .....................      (12,686,000)      (18,348,000)
                                                 ------------      ------------
   Net deferred tax assets .................          564,000           778,000

Deferred tax liabilities:
   Deferred patent costs ...................     $    555,000      $    749,000
   Other ...................................            9,000            29,000
                                                 ------------      ------------
Total deferred tax liabilities .............          564,000           778,000
                                                 ------------      ------------
                                                 $          -      $          -
                                                 ============      ============

===========================================================

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Placement Agent.
This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

              -------------------
               TABLE OF CONTENTS
              -------------------


                                        Page
                                        ----
Available Information.................     2
Prospectus Summary....................     3
Risk Factors..........................     6
Use of Proceeds.......................    14
Dividend Policy.......................    15
Price Range of Common Stock...........    15
Capitalization........................    16
Dilution..............................    17
Selected Financial Data...............    18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    19
Business..............................    22
Management............................    36
Certain Transactions..................    43
Principal Stockholders................    45
Description of Capital Stock..........    47
Plan of Distribution..................    49
Legal Matters.........................    50
Experts...............................    50
Index to Financial Statements.........   F-1


===========================================================


===========================================================


                   1,400,000 SHARES



                      [RPI LOGO]



                     COMMON STOCK



                   ----------------
                      PROSPECTUS
                   ----------------



                 MONTGOMERY SECURITIES



                           , 1997



===========================================================

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemption's that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         The Placement Agency Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Placement Agent of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses, other than the placement fees, payable by the Registration in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee and the Nasdaq National Market Listing.

          Registration fee ..............................     $  3,500
          NASD filing fee ...............................        1,655
          Nasdaq listing fee ............................       17,500
          Blue sky qualification fee and expenses .......        5,000
          Printing and engraving expenses ...............      100,000
          Legal fees and expenses .......................      150,000
          Accounting fees and expenses ..................       50,000
          Transfer agent and registrar fees .............        5,000
          Miscellaneous .................................       17,345
                                                              --------
                   Total ................................      350,000
                                                              ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         Since September 1, 1994, the Registrant has issued and/or sold unregistered securities as set forth below.

(1) During the period, stock options to purchase shares of Common Stock were exercised as follows:


                      Date                      Shares      Price/Share
                      ----                      ------      -----------
                  September 1994                  66         $  0.90
                  September 1994                 866            0.45
                  September 1994                 166            1.80
                  September 1994                 444            0.45
                  October 1994                   333            0.90
                  October 1994                   888            0.45
                  April 1995                      86            1.80
                  April 1995                      33            1.80
                  August 1995                    315            1.26
                  December 1995                  888            0.45
                  January 1996                 1,666            4.50
                  January 1996                76,112            0.45
                  May 1996                       233            0.45
                  May 1996                        22            1.80
                  May 1996                        88            3.60
                  May 1996                        47            5.40
                  June 1996                      200            0.45
                  June 1996                       17            1.80
                  June 1996                       75            3.60
                  June 1996                       33            5.40
                  June 1996                   24,444            0.90



(2) In December 1994, the Registrant sold a warrant to purchase 11,111 shares of Common Stock at an exercise price of $40.50 per share for cash at a price of $100 and in partial consideration for the modification of certain license terms to an Accredited Investor.

(3) In March 1995, the Registrant sold a warrant to purchase 16,666 shares of Common Stock at an exercise price of $22.50 per share for cash at a price of $1,500 to an Accredited Investor.

(4) In April 1995, the Registrant sold 40,162 shares of Series F preferred stock for cash at a price of $37.35 per share to an Accredited Investor.

(5) In December 1994, the Registrant sold (i) 100,000 shares of Common Stock for cash at a price of $3.60 per share and (ii) 107,095 shares of Series E preferred stock for cash at a price of $37.35 per share to an Accredited Investor.

(6) In August 1995, the Registrant sold 442,165 shares of Series G preferred stock for cash at a price of $22.50 per share to 22 Accredited Investors.

(7) In December 1995, the Registrant sold 44,444 shares of Series G preferred stock for cash at a price of $22.50 per share to an Accredited Investor.

(8) In December 1995, the Registrant issued a warrant to purchase 2,222 shares of Common Stock at an exercise price of $22.50 per share to an Accredited Investor as partial consideration for a lease.

(9) In April 1996, the Registrant issued 18,810 shares of Common Stock to the President of the Registrant pursuant to his employment agreement.

(10) In April 1996, the Registrant sold for cash 377,202 shares of Common Stock at a price of $9.65 per share and warrants to purchase 444,444 at a price of $4.50 per warrant to an Accredited Investor.

(11) In September 1996, the Registrant issued 22,500 shares of Common Stock to an Accredited Investor in consideration for modification of certain license terms.

(12) In November 1996, the Registrant issued 22,500 shares of Common Stock to an Accredited Investor in consideration for modification of certain license terms.

(13) In December 1996, the Registrant issued 2,083 shares of Common Stock to a consultant for partial consideration for services rendered.

(14) In May 1997, the Registrant sold 212,766 shares of Common Stock for cash at a price of $11.75 per share to an Accredited Investor.

         The sales and issuances of securities in the transactions described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

         The sales and issuances of securities in the transactions described in paragraphs (2) through (14) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Rule 506 promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships to such information.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER      DESCRIPTION OF DOCUMENT


1.1*        Form of Placement Agency Agreement.



3.1 Amended and Restated Certificate of Incorporation dated April 17, 1996 and corrected September 15, 1997.


3.2(1)      By-laws of the Company, as amended.

4.1(1)      Reference is made to Exhibits 3.1 and 3.2.

4.2(1)      Specimen Stock Certificate.


5.1         Opinion of Rothgerber, Appel, Powers and Johnson LLP


10.1(1) Form of Indemnity Agreement entered into between the Company and its directors and officers, with related schedule.

10.2(1) Company's Incentive Stock Option Plan(the "ISO Plan"), including form of Incentive Stock Option Agreement under the ISO Plan.

10.3(1) Company's Non-Qualified Stock Option Plan(the "NQSO Plan"), including form of Non-Qualified Stock Option under the NQSO Plan.

10.4(1) Company's 1996 Stock Option Plan(the "Option Plan"), including forms of Incentive Stock Option and Nonstatutory Stock Option under the Option Plan.

10.5(1)     Company's 1996 Employee Stock Purchase Plan.


10.6* Employment Agreement, dated January 1, 1997 between the Company and Ralph Christoffersen.


10.7(1) Incentive Stock Option Agreement between the Company and Ralph E. Christoffersen, dated as of December 23, 1992.

10.8(1) Incentive Stock Option Agreement between the Company and Ralph E. Christoffersen, dated as of September 23, 1994.

10.9(1) Warrant Purchase Agreement, dated as of March 15, 1995 between the Company and Hambrecht & Quist Guaranty Finance, L.P.

10.10(1) Warrant to Purchase Common Stock, dated as of March 15, 1995 issued to Hambrecht & Quist Guaranty Finance, L.P.

10.11(1) Warrant to Purchase Common Stock, dated as of February 22, 1993 issued to LINC Scientific Leasing.

10.12(1) Warrant to Purchase Common Stock, dated as of July 30, 1993 issued to Douglas E. Olson.

10.13(1) Warrant to Purchase Common Stock, dated as of July 30, 1993 issued to Richard J. Warburg and Ruth P. Warburg.

10.14(1) Warrant to Purchase Common Stock, dated as of December 28, 1994 issued to Competitive Technologies, Inc.

10.15(1) Warrant to Purchase Common Stock, dated as of December 29, 1995 issued to Silicon Valley Bank.

10.16(1) Warrant to Purchase Common Stock, dated July 26, 1996 issued to Silicon Valley Bank.

10.17(1) Warrant to Purchase Common Stock, dated April 17, 1996, issued to Chiron Corporation.

10.18(1) Collaborative Research, Development and Commercialization Agreement, dated July 15, 1994 between the Company and Chiron Corporation.

10.19(1) Research Collaboration and Licensing Agreement, dated as of November 1, 1995 between the Company and Pharmacia Biotech, AB

10.20(1) Research and Development Collaboration Agreement, dated as of April 19, 1993 between the Company and Parke-Davis Division of Warner-Lambert Company.

10.21(1) First Amendment to the Research and Development Collaboration Agreement, dated April 19, 1993, dated as of April 17, 1995 between the Company and Parke-Davis Division of Warner-Lambert Company.

10.22(1)    Second Amendment to the Research and Development
            Collaboration Agreement, dated April 19, 1993, dated as of February 8, 1996 between the Company and Parke-Davis Division of Warner-Lambert Company.

10.23(1) Financing Agreement, dated March 16, 1995 among Wilderness Place Holdings L.L.C., Hambrecht & Quist Guaranty Finance, L.P. and the Company.

10.24(1) Negotiable Promissory Note, dated October 7, 1992 between the Company and Ralph Christoffersen and Addendum dated June 25, 1993.

10.25(1) Employment Agreement, dated January 8, 1996 between the Company and Lawrence E. Bullock.

10.26(1) Promissory Note, dated February 8, 1996 between the Company and Lawrence E. Bullock.

10.27(1) Lease for Real Property, dated May 20, 1992 between Aero-Tech Investments and the Company.

10.28(1) Non-Disturbance and Attornment Agreement, dated March 31, 1995 among General American Life Insurance Company, Aero-Tech Investments, Wilderness Place Holdings L.L.C. and the
            Company.

10.29(1) Master Lease Agreement, dated September 2, 1992 between the Company and LINC Scientific Leasing.

10.30(1) Loan and Security Agreement, dated February 28, 1994 between the Company and Silicon Valley Bank.

10.31(1) Loan Modification Agreement, dated December 21, 1994 between the Company and Silicon Valley Bank.

10.32(1) Loan and Security Agreement, dated December 29, 1995 between the Company and Silicon Valley Bank and MMC/GATX Partnership No. 1.

10.33(1) Warrant to Purchase Common Stock, dated as of December 29, 1995 issued to MMC/GATX Partnership No. 1

10.34(1) Agreement, dated February 29, 1996 between the Company and Chiron Corporation relating to research and development funding.

10.35(3) Amendments to original Employment Agreements between the Company and Ralph E. Christoffersen, Lawrence E. Bullock and Nassim Usman, pursuant to letters dated November 14, 1996, November 22, 1996 and December 15, 1996.

10.36(3)    Promissory Note, dated June 4, 1996 between the Company and
            Nassim Usman.

10.37(3) Amendment to Lease for Real Property, dated March 13, 1997 between Aero-Tech Investments and the Company.

10.38(2) Employment Agreement, dated May 2, 1996 between the Company and Nassim Usman.

10.39(2)    Collaboration Agreement Regarding Use of Ribozymes to
            Determine Gene Function, dated May 13, 1996 between the Company and Chiron Corporation.

10.40(3)!   Amended and Restated License Agreement, dated November 20,
            1996, between the Company, University Research Corporation,
            University of Colorado and United States Biochemical
            Corporation.

10.41(3)!   Amended and Restated Sublicense Agreement, dated November 20,
            1996, between the Company and United States Biochemical
            Corporation.

10.42(3)!   Amended and Restated License Agreement, dated November 20,
            1996, between the Company and Competitive Technologies,
            Incorporated.

10.43(1) Memorandum of Understanding, dated March 1, 1996 between the Company and DowElanco.

10.44(3)!   Stock Subscription Agreement, dated September 1996, between the Company and University of Research Corporation.

10.45(3)!   Stock Subscription Agreement, dated November 20, 1996,
            between the Company and United States Biochemical
            Corporation.

10.46(3)!   Assignment of License and Restated License Agreement, dated
            November 20, 1996, among the Company, United States
            Biochemical Corporation and Competitive Technologies.


10.47       No exhibit filed.



10.48       No exhibit filed.


10.49(3)!   License Agreement dated February 14, 1997, between the
            Company and IntelliGene, Ltd.

10.50(1) Subscription Agreement, dated as of April 17, 1995, between the Company and Parke- Davis Division of Warner-Lambert Company.

10.51(1) Stock Purchase Agreement, dated as of June 28, 1995, among the Company and certain investors.

10.52(1) Agreement dated March 1, 1996, between the Company and DowElanco Corporation relating to the conversion of preferred stock.

10.53(1) Stock Subscription Agreement dated as of October 30, 1995, between the Company and Gewestelijke Investeringsmaatschappij voor Vlaanderon n.v.

10.54(4)!   Research, License, Supply and Royalty Agreement between
            Schering Aktiengesellschaft and the Company, dated April 9,
            1997.

10.55(4)!   Purchase Agreement dated as of April 9, 1997 among the
            Company, Schering Berlin Venture Corporation and Schering
            Aktiengesellschaft.


10.56* Employment agreement dated February 27, 1997 between the Company and Alene Holzman.



10.57* Employment agreement dated July 5, 1997 between the Company and Thomas Rossing.


11.1(3)(5)  Statement regarding calculation of net loss per share.

23.1        Consent of Ernst & Young LLP, Independent Auditors.

23.2        Consent of Rothgerber, Appel, Powers & Johnson LLP, refer to
            Exhibit 5.1.


23.3*       Consent of Lyon & Lyon.



24.1*       Power of Attorney.




*        Previously filed.


! The Company has applied for confidential treatment with respect to portions of these Exhibits.

(1) Incorporated by reference to the Company's Form SB-2 Registration Statement, File No. 333-1908-D.

(2) Incorporated by reference to the Company's Form 10-QSB for the quarter ended June 30, 1996.

(3) Incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1996.

(4)      Incorporated by reference to the Company's Form 8-K dated June 12,
         1997.

(5) Incorporated by reference to the Company's Form 10-QSB for the quarter ended June 30, 1997.

ITEM 28.  UNDERTAKINGS.


          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant undertakes that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                  SIGNATURES


          In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment to Registration Statement to be signed on its behalf by the undersigned in the City of Boulder, State of Colorado, on the 15th day of September, 1997.



                                       RIBOZYME PHARMACEUTICALS, INC.



                                       By: /s/ Ralph E. Christoffersen
                                           -----------------------------------
                                       Ralph E. Christoffersen, Ph.D.
                                       Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



         Signature                         Title                             Date
         ---------                         -----                             ----
/s/ Ralph E. Christoffersen       Chief Executive Officer and         September  15, 1997
---------------------------         President (Principal              -------------------
Ralph E. Christoffersen             Executive Officer)


/s/ Lawrence E. Bullock           Vice President, Administration      September  15, 1997
---------------------------         and Finance, Chief                -------------------
Lawrence E. Bullock                 Financial Officer and
                                    Secretary (Principal
                                    Financial and Accounting
                                    Officer)


            *                     Chairman of the Board of            September  15, 1997
---------------------------       Directors                           -------------------
David T. Morgenthaler


                                  Director
---------------------------                                           -------------------
Jeremy C. Cook


            *                     Director                            September  15, 1997
---------------------------                                           -------------------
Anthony B. Evnin, Ph.D.


            *                     Director                            September  15, 1997
---------------------------                                           -------------------
Charles M. Hartman


            *                     Director                            September  15, 1997
---------------------------                                           -------------------
Anders Wiklund


*By /s/ Ralph E. Christoffersen
   ----------------------------
   Ralph E. Christoffersen
   Attorney-in-fact

                                EXHIBIT INDEX


EXHIBIT
NUMBER      DESCRIPTION OF DOCUMENT
-------     -----------------------
1.1*        Form of Placement Agency Agreement.

3.1         Amended and Restated Certificate of Incorporation dated
            April 17, 1996 and corrected September 15, 1997.

3.2(1)      By-laws of the Company, as amended.

4.1(1)      Reference is made to Exhibits 3.1 and 3.2.

4.2(1)      Specimen Stock Certificate.

5.1         Opinion of Rothgerber, Appel, Powers and Johnson LLP

10.1(1) Form of Indemnity Agreement entered into between the Company and its directors and officers, with related schedule.

10.2(1) Company's Incentive Stock Option Plan(the "ISO Plan"), including form of Incentive Stock Option Agreement under the ISO Plan.

10.3(1) Company's Non-Qualified Stock Option Plan(the "NQSO Plan"), including form of Non-Qualified Stock Option under the NQSO
            Plan.

10.4(1) Company's 1996 Stock Option Plan(the "Option Plan"), including forms of Incentive Stock Option and Nonstatutory
            Stock Option under the Option Plan.

10.5(1)     Company's 1996 Employee Stock Purchase Plan.

10.6*       Employment Agreement, dated January 1, 1997 between the
            Company and Ralph Christoffersen.

10.7(1)     Incentive Stock Option Agreement between the Company and
            Ralph E. Christoffersen, dated as of December 23, 1992.

10.8(1)     Incentive Stock Option Agreement between the Company and
            Ralph E. Christoffersen, dated as of September 23, 1994.

10.9(1) Warrant Purchase Agreement, dated as of March 15, 1995 between the Company and Hambrecht & Quist Guaranty Finance,
            L.P.

10.10(1) Warrant to Purchase Common Stock, dated as of March 15, 1995 issued to Hambrecht & Quist Guaranty Finance, L.P.

10.11(1)    Warrant to Purchase Common Stock, dated as of February 22,
            1993 issued to LINC Scientific Leasing.

10.12(1) Warrant to Purchase Common Stock, dated as of July 30, 1993 issued to Douglas E. Olson.

10.13(1) Warrant to Purchase Common Stock, dated as of July 30, 1993 issued to Richard J. Warburg and Ruth P. Warburg.

10.14(1)    Warrant to Purchase Common Stock, dated as of December 28,
            1994 issued to Competitive Technologies, Inc.

10.15(1)    Warrant to Purchase Common Stock, dated as of December 29,
            1995 issued to Silicon Valley Bank.

10.16(1) Warrant to Purchase Common Stock, dated July 26, 1996 issued to Silicon Valley Bank.

10.17(1) Warrant to Purchase Common Stock, dated April 17, 1996, issued to Chiron Corporation.

10.18(1)    Collaborative Research, Development and Commercialization
            Agreement, dated July 15, 1994 between the Company and Chiron
            Corporation.

10.19(1)    Research Collaboration and Licensing Agreement, dated as of
            November 1, 1995 between the Company and Pharmacia Biotech,
            AB

10.20(1)    Research and Development Collaboration Agreement, dated as of
            April 19, 1993 between the Company and Parke-Davis Division of Warner-Lambert Company.

10.21(1)    First Amendment to the Research and Development Collaboration
            Agreement, dated April 19, 1993, dated as of April 17, 1995 between the Company and Parke-Davis Division of Warner-Lambert Company.

10.22(1)    Second Amendment to the Research and Development
            Collaboration Agreement, dated April 19, 1993, dated as of
            February 8, 1996 between the Company and Parke-Davis Division of Warner-Lambert Company.

10.23(1)    Financing Agreement, dated March 16, 1995 among Wilderness
            Place Holdings L.L.C., Hambrecht & Quist Guaranty Finance,
            L.P. and the Company.

10.24(1)    Negotiable Promissory Note, dated October 7, 1992 between the
            Company and Ralph Christoffersen and Addendum dated June 25,
            1993.

10.25(1)    Employment Agreement, dated January 8, 1996 between the
            Company and Lawrence E. Bullock.

10.26(1) Promissory Note, dated February 8, 1996 between the Company and Lawrence E. Bullock.

10.27(1)    Lease for Real Property, dated May 20, 1992 between Aero-Tech
            Investments and the Company.

10.28(1)    Non-Disturbance and Attornment Agreement, dated March 31,
            1995 among General American Life Insurance Company, Aero-Tech
            Investments, Wilderness Place Holdings L.L.C. and the
            Company.

10.29(1)    Master Lease Agreement, dated September 2, 1992 between the
            Company and LINC Scientific Leasing.

10.30(1) Loan and Security Agreement, dated February 28, 1994 between the Company and Silicon Valley Bank.

10.31(1) Loan Modification Agreement, dated December 21, 1994 between the Company and Silicon Valley Bank.

10.32(1) Loan and Security Agreement, dated December 29, 1995 between the Company and Silicon Valley Bank and MMC/GATX Partnership
            No. 1.

10.33(1)    Warrant to Purchase Common Stock, dated as of December 29,
            1995 issued to MMC/GATX Partnership No. 1

10.34(1)    Agreement, dated February 29, 1996 between the Company and
            Chiron Corporation relating to research and development funding.

10.35(3) Amendments to original Employment Agreements between the Company and Ralph E. Christoffersen, Lawrence E. Bullock and
            Nassim Usman, pursuant to letters dated November 14, 1996,
            November 22, 1996 and December 15, 1996.

10.36(3)    Promissory Note, dated June 4, 1996 between the Company and
            Nassim Usman.

10.37(3) Amendment to Lease for Real Property, dated March 13, 1997 between Aero-Tech Investments and the Company.

10.38(2) Employment Agreement, dated May 2, 1996 between the Company and Nassim Usman.

10.39(2)    Collaboration Agreement Regarding Use of Ribozymes to
            Determine Gene Function, dated May 13, 1996 between the
            Company and Chiron Corporation.

10.40(3)!   Amended and Restated License Agreement, dated November 20,
            1996, between the Company, University Research Corporation,
            University of Colorado and United States Biochemical
            Corporation.

10.41(3)!   Amended and Restated Sublicense Agreement, dated November 20,
            1996, between the Company and United States Biochemical
            Corporation.

10.42(3)!   Amended and Restated License Agreement, dated November 20,
            1996, between the Company and Competitive Technologies,
            Incorporated.

10.43(1)    Memorandum of Understanding, dated March 1, 1996 between the
            Company and DowElanco.

10.44(3)!   Stock Subscription Agreement, dated September 1996, between the Company and University of Research Corporation.

10.45(3)!   Stock Subscription Agreement, dated November 20, 1996,
            between the Company and United States Biochemical
            Corporation.

10.46(3)!   Assignment of License and Restated License Agreement, dated
            November 20, 1996, among the Company, United States
            Biochemical Corporation and Competitive Technologies.

10.47       No exhibit filed.

10.48       No exhibit filed.

10.49(3)!   License Agreement dated February 14, 1997, between the
            Company and IntelliGene, Ltd.

10.50(1) Subscription Agreement, dated as of April 17, 1995, between the Company and Parke- Davis Division of Warner-Lambert
            Company.

10.51(1) Stock Purchase Agreement, dated as of June 28, 1995, among the Company and certain investors.

10.52(1)    Agreement dated March 1, 1996, between the Company and
            DowElanco Corporation relating to the conversion of preferred stock.

10.53(1) Stock Subscription Agreement dated as of October 30, 1995, between the Company and Gewestelijke Investeringsmaatschappij voor Vlaanderon n.v.

10.54(4)!   Research, License, Supply and Royalty Agreement between
            Schering Aktiengesellschaft and the Company, dated April 9,
            1997.

10.55(4)!   Purchase Agreement dated as of April 9, 1997 among the
            Company, Schering Berlin Venture Corporation and Schering
            Aktiengesellschaft.

10.56*      Employment agreement dated February 27, 1997 between the
            Company and Alene Holzman.

10.57* Employment agreement dated July 5, 1997 between the Company and Thomas Rossing.

11.1(3)(5)  Statement regarding calculation of net loss per share.

23.1        Consent of Ernst & Young LLP, Independent Auditors.

23.2        Consent of Rothgerber, Appel, Powers & Johnson LLP, refer to
            Exhibit 5.1.

23.3*       Consent of Lyon & Lyon.

24.1*       Power of Attorney.




*        Previously filed.


! The Company has applied for confidential treatment with respect to portions of these Exhibits.

(1) Incorporated by reference to the Company's Form SB-2 Registration Statement, File No. 333-1908-D.

(2) Incorporated by reference to the Company's Form 10-QSB for the quarter ended June 30, 1996.

(3) Incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1996.

(4)      Incorporated by reference to the Company's Form 8-K dated June 12,
         1997.

(5) Incorporated by reference to the Company's Form 10-QSB for the quarter ended June 30, 1997.